                           REVOLVING CREDIT AGREEMENT

                         Dated as of September 21, 2000

                                 by and between

                       TRANSACT TECHNOLOGIES INCORPORATED

                                       and

                                  WEBSTER BANK


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
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                                TABLE OF CONTENTS

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1.   DEFINITIONS AND RULES OF INTERPRETATION .....................................................   1

         1.1.   Definitions ......................................................................   1

         1.2.   Rules of Interpretation ..........................................................  16

2.   THE REVOLVING CREDIT FACILITY ...............................................................  17

         2.1.   Commitment to Lend ...............................................................  17

         2.2.   Commitment Fee ...................................................................  17

         2.3.   Unused Line Fee ..................................................................  17

         2.4.   Reduction of Revolving Credit Commitment .........................................  18

         2.5.   The Revolving Credit Note ........................................................  18

         2.6.   Interest on Revolving Credit Loans ...............................................  19

         2.7.   Requests for Revolving Credit Loans ..............................................  19

         2.8.   Conversion Options ...............................................................  20

                  2.8.1.   Conversion to Different Type of Revolving Credit Loan .................  20

                  2.8.2.   Continuation of Type of Revolving Credit Loan .........................  20

                  2.8.3.   LIBOR Rate Loans ......................................................  21

3.   REPAYMENT OF THE REVOLVING CREDIT LOANS .....................................................  21

         3.1.   Maturity .........................................................................  21

         3.2.   Mandatory Repayments of Revolving Credit Loans ...................................  21

         3.3.   Optional Repayments of Revolving Credit Loans ....................................  21

4.   CERTAIN GENERAL PROVISIONS ..................................................................  22

         4.1.   Funds for Payments ...............................................................  22

                  4.1.1.   Payments to Bank ......................................................  22

                  4.1.2.   No Offset, etc ........................................................  22

         4.2.   Computations .....................................................................  22

         4.3.   Inability to Determine LIBOR Rate ................................................  23

         4.4.   Illegality .......................................................................  23

         4.5.   Additional Costs, etc ............................................................  23

         4.6.   Capital Adequacy .................................................................  25

         4.7.   Certificate ......................................................................  25

         4.8.   Indemnity ........................................................................  25

         4.9.   Interest After Default ...........................................................  26

                  4.9.1.   Overdue Amounts .......................................................  26

                  4.9.2.   Amounts Not Overdue ...................................................  26

                  4.9.3.   Late Charge ...........................................................  26

5.   COLLATERAL SECURITY AND GUARANTIES ..........................................................  26

         5.1.   Security of Borrower .............................................................  26

         5.2.   Guaranties of Subsidiaries .......................................................  26

6.   REPRESENTATIONS AND WARRANTIES ..............................................................  26

         6.1.   Corporate Authority ..............................................................  26

                  6.1.1.   Incorporation; Good Standing ..........................................  26
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                  6.1.2.   Subsidiaries ..........................................................   27

                  6.1.3.   Authorization .........................................................   27

                  6.1.4.   Enforceability ........................................................   27

         6.2.   Governmental Approvals ...........................................................   27

         6.3.   Title to Properties; Leases ......................................................   27

         6.4.   Financial Statements and Projections .............................................   28

                  6.4.1.   Fiscal Year ...........................................................   28

                  6.4.2.   Financial Statements ..................................................   28

                  6.4.3.   Projections ...........................................................   28

                  6.4.4.   Solvency ..............................................................   28

         6.5.   No Material Changes, etc .........................................................   29

         6.6.   Franchises, Patents, Copyrights, etc .............................................   29

         6.7.   Litigation .......................................................................   29

         6.8.   No Materially Adverse Contracts, etc .............................................   29

         6.9.   Compliance with Other Instruments, Laws, etc .....................................   30

         6.10.   Tax Status ......................................................................   30

         6.11.   No Event of Default .............................................................   30

         6.12.   Holding Company and Investment Company Acts .....................................   30

         6.13.   Absence of Financing Statements, etc ............................................   30

         6.14.   Perfection of Security Interest .................................................   30

         6.15.   Certain Transactions ............................................................   31

         6.16.   Employee Benefit Plans ..........................................................   31

                  6.16.1.   In General ...........................................................   31

                  6.16.2.   Terminability of Welfare Plans .......................................   31

                  6.16.3.   Guaranteed Pension Plans .............................................   31

                  6.16.4.   Multiemployer Plans ..................................................   32

         6.17.   Use of Proceeds .................................................................   32

                  6.17.1.   General ..............................................................   32

                  6.17.2.   Regulations U and X ..................................................   32

         6.18.   Environmental Compliance ........................................................   33

         6.19.   No Joint Ventures, etc ..........................................................   34

         6.20.   Bank Accounts ...................................................................   34

         6.21.   Disclosure ......................................................................   34

         6.22.   Capitalization Documents ........................................................   35

         6.23.   Chief Executive Office ..........................................................   35

         6.24.   Insurance .......................................................................   35

7.   AFFIRMATIVE COVENANTS OF THE BORROWER .......................................................   35

         7.1.   Punctual Payment .................................................................   35

         7.2.   Maintenance of Office ............................................................   35

         7.3.   Records and Accounts .............................................................   35

         7.4.   Financial Statements, Certificates and Information ...............................   36

         7.5.   Notices ..........................................................................   38

                  7.5.1.   Defaults ..............................................................   38

                  7.5.2.   Environmental Events ..................................................   38
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                                     -iii-

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                  7.5.3.   Notification of Claim against Collateral ..............................   38

                  7.5.4.   Notice of Litigation and Judgments ....................................   38

         7.6.   Corporate Existence; Maintenance of Properties ...................................   39

         7.7.   Insurance ........................................................................   39

         7.8.   Taxes ............................................................................   39

         7.9.   Inspection of Properties and Books, etc ..........................................   40

                  7.9.1.   General ...............................................................   40

                  7.9.2.   Field Exams ...........................................................   40

                  7.9.3.   Communications with Accountants .......................................   40

         7.10.   Compliance with Laws, Contracts, Licenses, and Permits ..........................   40

         7.11.   Employee Benefit Plans ..........................................................   41

         7.12.   Depository Bank .................................................................   41

         7.13.   Guarantors ......................................................................   41

         7.14.   Additional Subsidiaries .........................................................   41

         7.15.   Further Assurances ..............................................................   42

8.   CERTAIN NEGATIVE COVENANTS OF THE BORROWER ..................................................   42

         8.1.   Restrictions on Indebtedness .....................................................   42

         8.2.   Restrictions on Liens ............................................................   42

         8.3.   Restrictions on Investments ......................................................   44

         8.4.   Restricted Payments ..............................................................   45

         8.5.   Merger, Consolidation and Disposition of Assets ..................................   45

                  8.5.1.   Mergers and Acquisitions ..............................................   45

                  8.5.2.   Disposition of Assets .................................................   45

         8.6.   Sale and Leaseback ...............................................................   46

         8.7.   Compliance with Environmental Laws ...............................................   46

         8.8.   Subordinated Debt ................................................................   46

         8.9.   Employee Benefit Plans ...........................................................   46

         8.10.   Business Activities .............................................................   47

         8.11.   Fiscal Year .....................................................................   47

         8.12.   Transactions with Affiliates ....................................................   47

         8.13.   Bank Accounts ...................................................................   47

         8.14.   Consignment .....................................................................   47

9.   FINANCIAL COVENANTS OF THE BORROWER .........................................................   48

         9.1.   Leverage Ratio ...................................................................   48

         9.2.   Debt Service Coverage Ratio ......................................................   48

         9.3.   Minimum Tangible Net Worth .......................................................   48

         9.4.   Capital Expenditures.  The .......................................................   49

10.   CLOSING CONDITIONS .........................................................................   49

         10.1.   Loan Documents ..................................................................   49

         10.2.   Certified Copies of Charter Documents ...........................................   49

         10.3.   Corporate Action ................................................................   49

         10.4.   Incumbency Certificate ..........................................................   49

         10.5.   Validity of Liens ...............................................................   50

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         10.6.   Perfection Certificate and UCC Search Results ...................................   50

         10.7.   Certificates of Insurance .......................................................   50

         10.8.   Opinion of Counsel ..............................................................   50

         10.9.   Lessor's Agreement ..............................................................   50

         10.10.   Subcontractor Agreements .......................................................   50

         10.11.   Litigation .....................................................................   50

         10.12.   Release ........................................................................   50

         10.13.   Payment of Fees and Other Amounts ..............................................   51

11.   CONDITIONS TO ALL BORROWINGS ...............................................................   51

         11.1.   Representations True; No Event of Default .......................................   51

         11.2.   No Legal Impediment .............................................................   51

         11.3.   Governmental Regulation .........................................................   51

         11.4.   Proceedings and Documents .......................................................   51

12.   EVENTS OF DEFAULT; ACCELERATION; ETC .......................................................   52

         12.1.   Events of Default and Acceleration ..............................................   52

         12.2.   Termination of Revolving Credit Commitment ......................................   55

         12.3.   Remedies ........................................................................   55

13.   SETOFF .....................................................................................   56

14.   EXPENSES AND INDEMNIFICATION ...............................................................   56

         14.1.   Expenses ........................................................................   56

         14.2.   Indemnification .................................................................   57

         14.3.   Survival ........................................................................   57

15.   TREATMENT OF CERTAIN CONFIDENTIAL INFORMATION ..............................................   58

16.   SURVIVAL OF COVENANTS, ETC .................................................................   58

         16.1.   Survival of Covenants ...........................................................   58

         16.2.   No Marshalling ..................................................................   58

17.   ASSIGNMENT AND PARTICIPATION ...............................................................   59

         17.1.   Conditions to Assignment by Bank ................................................   59

         17.2.   Participations ..................................................................   59

         17.3.   Disclosure ......................................................................   59

         17.4.   Assignment by Borrower ..........................................................   59

18.   NOTICES, ETC ...............................................................................   59

19.   GOVERNING LAW ..............................................................................   60

20.   HEADINGS ...................................................................................   60

21.   COUNTERPARTS ...............................................................................   61

22.   ENTIRE AGREEMENT, ETC ......................................................................   61

23.   WAIVER OF JURY TRIAL; PJR WAIVER ...........................................................   61

24.   CONSENTS, AMENDMENTS, WAIVERS, ETC .........................................................   62

25.   NO OFFSET, ETC .............................................................................   62

26.   SEVERABILITY ...............................................................................   62

                           REVOLVING CREDIT AGREEMENT

     This REVOLVING CREDIT AGREEMENT is made as of September 21, 2000, by and between TRANSACT TECHNOLOGIES INCORPORATED (the "Borrower"), a Delaware corporation having its principal place of business at Seven Laser Lane, Wallingford, Connecticut 06492 and WEBSTER BANK (the "Bank"), with an office at CityPlace II, 185 Asylum Street, 5th Floor, Hartford, Connecticut 06103.

     1. DEFINITIONS AND RULES OF INTERPRETATION.

     1.1. DEFINITIONS. The following terms shall have the meanings set forth in thisSection1 or elsewhere in the provisions of this Credit Agreement referred to below:

     Accounts/Inventory Ratio Condition. The Accounts/Inventory Ratio Condition shall be satisfied at any time that the Borrowing Base, as determined by the Bank by reference to the most recent Borrowing Base Certificate delivered to the Bank hereunder, shows that the ratio of (a) the amount equal to 85% of the amount of Base Accounts, to (b) the amount equal to 35% of the amount of Base Inventory, is not less than 2.00 to 1.00, provided that, at any time that the Borrower has failed to deliver to the Bank the most recent Borrowing Base Certificate that is due hereunder, the Accounts/Inventory Ratio Condition shall be deemed not to be satisfied, regardless of the amounts of Base Accounts and Base Inventory shown on the most recent Borrowing Base Certificate delivered to the Bank hereunder.

     Accounts Receivable. All rights of the Borrower to payment for goods sold, leased or otherwise marketed in the ordinary course of business and all rights of the Borrower to payment for services rendered in the ordinary course of business and all sums of money or other proceeds due thereon pursuant to transactions with account debtors, recorded on books of account in accordance with generally accepted accounting principles.

     Affiliate. Any Person that would be considered to be an affiliate of the Borrower under Rule 144(a) of the Rules and Regulations of the Securities and Exchange Commission, as in effect on the date hereof, if the Borrower were issuing securities.

     Balance Sheet Date. June 24, 2000.

     Bank. As defined in the preamble hereto.

     Base Accounts. The aggregate of the unpaid portions of Accounts Receivable (net of any credits, customer deposits, rebates, offsets, holdbacks or other adjustments or commissions payable to third parties that are adjustments to such Accounts Receivable) (a) that the Borrower reasonably and in good faith determines to be collectible; (b) that are owed by account debtors or other obligors that (i) are not Affiliates of the Borrower, (ii) purchased the goods or services giving rise to the relevant Account Receivable in an arm's length transaction, (iii) are not insolvent or involved in any case or proceeding, whether voluntary or involuntary, under any bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, dissolution, liquidation or similar law of any jurisdiction; and (iv) are not creditors of the Borrower or any Affiliate of the Borrower (which term "creditors" includes without limitation any suppliers to which the Borrower or any Affiliate of the Borrower has an outstanding invoice or is otherwise indebted), provided that the amount owed by a supplier in excess of the amount owed by the Borrower (or Affiliate) to such supplier shall not be excluded from Base Accounts pursuant to this clause
(b)(iv); (c) that are in payment of obligations that have been fully performed, do not consist of progress billings or bill and hold invoices or other deferred revenues and are not subject to dispute or any other similar claims that would reduce the cash amount payable therefor; (d) that are not subject to any pledge, restriction, security interest or other lien or encumbrance other than those created by the Loan Documents; (e) in which the Bank has a valid and perfected first priority security interest; (f) that are not outstanding for more than ninety (90) days past the earlier to occur of (i) the date of the respective invoices therefor and (ii) the date of shipment thereof in the case of goods or the end of the calendar month following the provision thereof in the case of services, and are not outstanding for more than sixty (60) days past their due date; (g) that are not owed by the United States government or any agency thereof unless the Borrower has complied with the Federal Assignment of Claims Act; (h) that are not due from any single account debtor or other obligor if more than fifty percent (50%) of the aggregate amount of all Accounts Receivable owing from such account debtor or other obligor would be excluded as Base Accounts pursuant to clause (f) of this definition; (i) that are payable in Dollars; (j) that are not payable from an office outside of the United States, unless (i) the payment of any such Account Receivable is backed by a letter of credit in form and substance satisfactory to the Bank and is issued by a financial institution acceptable to the Bank having an office in the United States and provided that the Bank has a prior, perfected security interest in such letter of credit or (ii) such Account Receivable is from ICL/ Pathway, OKI Europe, or another account debtor pre-approved in writing by the Bank; and (k) that are not secured by a letter of credit unless the Bank has a prior, perfected security interest in such letter of credit; and (l) that are not otherwise determined by the Bank, in its discretion to be ineligible.

     Base Inventory. With respect to the Borrower and its Subsidiaries, finished goods and raw materials inventory owned by the Borrower or any of its Subsidiaries; provided that Base Inventory (but not any work-in-process, component parts or packaging inventory) shall not include any inventory (a) held on consignment, or not otherwise owned by the Borrower, or of a type no longer sold by the Borrower, (b) which has been returned by a customer or is damaged or subject to any legal encumbrance other than liens permitted hereunder, (c) which is not in the possession of the Borrower unless the Bank has received a waiver from the party in possession of such inventory in form and substance satisfactory to the Bank, (d) which is held by the Borrower on property leased by the Borrower, unless the Bank has either (i) received a waiver from the lessor of such leased property and, if any, sublessor thereof in form and substance satisfactory to the Bank or (ii) has waived such limitation, (e) as to which appropriate Uniform Commercial Code financing statements showing the Borrower as debtor and the Bank as secured party have not been filed in the proper filing office or offices in order to perfect the Bank's security interest therein, (f) which has been shipped to a customer of the Borrower (or which is otherwise in transit) regardless of whether such shipment is on a consignment basis (excluding ICL/Pathway so long as such shipments are insured in accordance with Borrower's customary practices), (g) which is not located within the United States of America (excluding ICL/Pathway so long as such shipments are insured in accordance with Borrower's customary practices), or (h) which the Bank in its discretion deems to be obsolete or not marketable or not eligible to be Base Inventory.

     Base Rate. A floating rate per annum equal to the higher of (i) the rate published as the "Prime Rate" in the section of the Wall Street Journal entitled "Money Rates" (or, if such rate ceases to be published, such equivalent reference rate as is selected by the Bank in its discretion), or (ii) one-half of one percent (1/2%) above the Federal Funds Effective Rate. For the purposes of this definition, "Federal Funds Effective Rate" shall mean for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Bank from three funds brokers of recognized standing selected by the Bank. The Base Rate is a reference rate and does not represent the lowest or best rate being charged to any customer.

     Base Rate Loans. Any Revolving Credit Loans bearing interest calculated by reference to the Base Rate.

     Borrower. As defined in the preamble hereto.

     Borrowing Base. At the relevant time of reference thereto, the lesser of
(a) an amount determined by the Bank by reference to the most recent Borrowing Base Certificate delivered to the Bank pursuant to Section 7.4(c) to be equal to the sum of (i) 85% of the Base Accounts, plus (ii) the lesser of (A) the Inventory Borrowing Base Percentage of the Base Inventory, or (B) the Maximum Inventory Component, or (b) (i) prior to the first anniversary of the Closing Date, $10,000,000, and (ii) on and after the first anniversary of the Closing Date, $12,000,000. Notwithstanding the foregoing, the amount set forth in clause
(b)(i) of the first sentence of this definition shall be deemed to be $12,000,000 during such times prior to the first anniversary of the Closing Date as the Account/Inventory Ratio Condition is satisfied.

     Borrowing Base Certificate. See Section 7.4(c).


     Business Day. Any day, other than a Saturday or Sunday, on which banking institutions in Hartford, Connecticut, are open for the transaction of banking business and, in the case of LIBOR Rate Loans, also a day which is a LIBOR Business Day.

     Capital Assets. Fixed assets, both tangible (such as land, buildings, fixtures, machinery and equipment) and intangible (such as patents, copyrights, trademarks, franchises and good will); provided that Capital Assets shall not include any item customarily charged directly to expense or depreciated over a useful life of twelve (12) months or less in accordance with generally accepted accounting principles.

     Capital Expenditures. Amounts paid or Indebtedness incurred by the Borrower or any of its Subsidiaries in connection with (a) the purchase or lease by the Borrower or any of its Subsidiaries of Capital Assets that would be required to be capitalized and shown on the balance sheet of such Person in accordance with generally accepted accounting principles or (b) the lease of any assets by the Borrower or any of its Subsidiaries as lessee under any Synthetic Lease to the extent that such assets would have been Capital Assets had the Synthetic Lease been treated for accounting purposes as a Capitalized Lease.

     Capitalization Documents. Collectively, the certificate of incorporation and by-laws of the Borrower and its Subsidiaries and the Preferred Stock Purchase Agreement dated as of March 20, 2000 among the Borrower, Advance Capital Partners, L.P., and Advance Capital Offshore Partners, L.P.

     Capitalized Leases. Leases under which the Borrower or any of its Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with generally accepted accounting principles.

     CERCLA. See Section 6.18(a).


     Clause (b)(i) Excess. A circumstance in which the outstanding amount of the Revolving Credit Loans exceeds the Borrowing Base solely because the outstanding amount of Revolving Credit Loans prior to the first anniversary of the Closing Date is more than $10,000,000 (but less than $12,000,000) at a time that the Accounts/Inventory Ratio Condition is not satisfied.

     Closing Date. The first date on which the conditions set forth in Section 10 have been satisfied and any Revolving Credit Loans are to be made.

     Code. The Internal Revenue Code of 1986, as amended from time to time.


     Collateral. All of the property, rights and interests of the Borrower and its Subsidiaries that are or are intended to be subject to the security interests created by the Security Documents.

     Consolidated or consolidated. With reference to any term defined herein, shall mean that term as applied to the accounts of the Borrower and its Subsidiaries, consolidated in accordance with generally accepted accounting principles.

     Consolidated Net Income (or Deficit). The consolidated net income (or deficit) of the Borrower and its Subsidiaries, after deduction of all expenses, taxes, and other proper charges, determined in accordance with generally accepted accounting principles, after eliminating therefrom all extraordinary nonrecurring items of income.

     Consolidated Tangible Net Worth. The result of Consolidated Total Assets minus Consolidated Total Liabilities, and minus the sum of: -----

          (a) the total book value of all assets of the Borrower and its Subsidiaries properly classified as intangible assets under generally accepted accounting principles, including such items as good will, the purchase price of acquired assets in excess of the fair market value thereof, trademarks, trade names, service marks, brand names, copyrights, patents and licenses, and rights with respect to the foregoing; plus

          (b) all amounts representing any write-up in the book value of any assets of the Borrower or its Subsidiaries resulting from a revaluation thereof subsequent to the Balance Sheet Date; plus

          (c) to the extent otherwise includable in the computation of Consolidated Tangible Net Worth, any subscriptions receivable.

     Consolidated Total Assets. All assets of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles.

     Consolidated Total Debt Service. For any fiscal period with respect to the Borrower and its Subsidiaries, the sum of (a) Consolidated Total Interest Expense for such period, plus (b) any and all mandatory or required payments of principal in respect of Indebtedness of the Borrower and its Subsidiaries made or required to be made during such period.

     Consolidated Total Interest Expense. For any period, the aggregate amount of interest required to be paid or accrued by the Borrower and its Subsidiaries during such period on all Indebtedness of the Borrower and its Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of any Capitalized Lease or any Synthetic Lease, and including commitment fees, agency fees, facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money.

     Consolidated Total Liabilities. All liabilities of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles.

     Conversion Request. A notice given by the Borrower to the Bank of the Borrower's election to convert or continue a Loan in accordance with Section 2.8.

     Credit Agreement. This Revolving Credit Agreement, including the Schedules and Exhibits hereto.

     Debt Service Coverage Ratio. As at any date of determination, the ratio of
(a) EBITDA for the applicable number of months ended on such date to (b) the sum of (i) Consolidated Total Debt Service for the applicable number of months ended on such date and (ii) dividends paid in cash during any such applicable number of months.

     Default. See Section 12.1.

     Distribution. The declaration or payment of any dividend on or in respect of any shares of any class of capital stock of the Borrower, membership interest or other equity interest, other than dividends payable solely in capital stock of the Borrower; the purchase, redemption, or other retirement of any shares of any class of capital stock of the Borrower or membership interests in the Borrower, directly or indirectly through a Subsidiary of the Borrower or otherwise; the return of capital by the Borrower to its shareholders or members, as such; or any other distribution on or in respect of any shares of any class of capital stock or membership interests of the Borrower.

     Dollars or $. Dollars in lawful currency of the United States of America.

     Drawdown Date. The date on which any Revolving Credit Loan is made or is to be made, and the date on which any Revolving Credit Loan is converted or continued in accordance with Section 2.8.

     EBITDA. With respect to the Borrower for any fiscal period, an amount equal to Consolidated Net Income for such period, plus, to the extent deducted in the calculation of Consolidated Net Income and without duplication, (a) depreciation and amortization for such period, (b) taxes paid by the Borrower during such period, and (c) Consolidated Total Interest Expense for such period.

     Employee Benefit Plan. Any employee benefit plan within the meaning of
Section 3(3) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, other than a Guaranteed Pension Plan or a Multiemployer Plan.

     Environmental Indemnity Agreement. The Environmental Indemnity Agreement, dated or to be dated on or prior to the Closing Date, between the Borrower and the Bank and in form and substance satisfactory to the Bank.

     Environmental Laws. See Section 6.18(a).

     EPA. See Section 6.18(b).


     ERISA. The Employee Retirement Income Security Act of 1974.

     ERISA Affiliate. Any Person which is treated as a single employer with the Borrower under Section 414 of the Code.

     ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of Section 4043 of ERISA and the regulations promulgated thereunder.

     Eurocurrency Reserve Rate. For any day with respect to a LIBOR Rate Loan, the maximum rate (expressed as a decimal) at which any lender subject thereto would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against "Eurocurrency Liabilities" (as that term is used in Regulation D), if such liabilities were outstanding. The Eurocurrency Reserve Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Rate.

     Event of Default. See Section 12.1.

     Generally accepted accounting principles. (a) When used in Section 7, whether directly or indirectly through reference to a capitalized term used therein, means (i) principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect for the fiscal year ended on December 31, 1999, and (ii) to the extent consistent with such principles, the accounting practice of the Borrower reflected in its financial statements for the year ended on December 31, 1999, and (b) when used in general, other than as provided above, means principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time, and (ii) consistently applied with past financial statements of the Borrower adopting the same principles, provided that in each case referred to in this definition of "generally accepted accounting principles" a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in generally accepted accounting principles) as to financial statements in which such principles have been properly applied.

     Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of Section 3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

     Guarantor. Each Subsidiary of the Borrower existing on the Closing Date and each other Subsidiary of the Borrower which is required to be or may become a guarantor from time to time pursuant to Section 7.13 hereof.

     Guaranties. Collectively, the Guaranties, made by each Guarantor in favor of the Bank pursuant to which each Guarantor guaranties to the Bank the payment and performance of the Obligations and in form and substance satisfactory to the Bank.

     Hazardous Substances. See Section 6.18(b).


     Indebtedness. As to any Person and whether recourse is secured by or is otherwise available against all or only a portion of the assets of such Person and whether or not contingent, but without duplication:

          (a) every obligation of such Person for money borrowed,

          (b) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses,

          (c) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person,

          (d) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements),

          (e) every obligation of such Person under any Capitalized Lease,

          (f) every obligation of such Person under any lease (a "Synthetic Lease") treated as an operating lease under generally accepted accounting principles and as a loan or financing for U.S. income tax purposes,

          (g) all amounts in respect of which such Person is obligated resulting from any and all sales by such Person of (i) accounts or general intangibles for money due or to become due, (ii) chattel paper, instruments or documents creating or evidencing a right to payment of money or (iii) other receivables (collectively "receivables"), whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement, and together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith,

          (h) every obligation of such Person (an "equity related purchase obligation") to purchase, redeem, retire or otherwise acquire for value any shares of capital stock of any class issued by such Person, any warrants, options or other rights to acquire any such shares or similar interests, or any rights measured by the value of such shares, warrants, options or other rights,

          (i) every obligation of such Person under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices (a "derivative contract"),

          (j) every obligation in respect of Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under applicable law,

          (k) every obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guarantying or otherwise acting as surety for, any obligation of a type described in any of clauses
     (a) through (j) (the "primary obligation") of another Person (the "primary obligor"), in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase of) any security for the payment of such primary obligation, (ii) to purchase property, securities or services for the purpose of assuring the payment of such primary obligation, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such primary obligation.

     The "amount" or "principal amount" of any Indebtedness at any time of determination represented by (u) any Indebtedness, issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with generally accepted accounting principles, (v) any Capitalized Lease shall be the principal component of the aggregate of the rentals obligation under such Capitalized Lease payable over the term thereof that is not subject to termination by the lessee, (w) any sale of receivables shall be the amount of unrecovered capital or principal investment of the purchaser (other than the Borrower or any of its wholly-owned Subsidiaries) thereof, excluding amounts representative of yield or interest earned on such investment, (x) any Synthetic Lease shall be the stipulated loss value, termination value or other equivalent amount, (y) any derivative contract shall be the maximum amount of any termination or loss payment required to be paid by such Person if such derivative contract were, at the time of determination, to be terminated by reason of any event of default or early termination event thereunder, whether or not such event of default or early termination event has in fact occurred and (z) any equity related purchase obligation shall be the maximum fixed redemption or purchase price thereof inclusive of any accrued and unpaid dividends to be comprised in such redemption or purchase price.

     Interest Payment Date. (a) As to any Base Rate Loan, the first Business Day of the calendar month with respect to interest accrued during the preceding calendar month, including, without limitation, the calendar month which includes the Drawdown Date of such Base Rate Loan; and (b) as to any LIBOR Rate Loan, the last day of the Interest Period applicable thereto.

     Interest Period. With respect to each Revolving Credit Loan, (a) initially, the period commencing on the Drawdown Date of such Loan and ending on the last day of one of the periods set forth below, as selected by the Borrower in a Loan Request or as otherwise required by the terms of this Credit Agreement (i) for any Base Rate Loan, the last day of the calendar month; (ii) for any LIBOR Rate Loan, thirty (30), sixty (60) or ninety (90) days; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Revolving Credit Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Conversion Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

          (a) if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a LIBOR Business Day, that Interest Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding LIBOR Business Day;

          (b) if any Interest Period with respect to a Base Rate Loan would end on a day that is not a Business Day, that Interest Period shall end on the next succeeding Business Day;

          (c) if the Borrower shall fail to give notice as provided in Section 2.8, the Borrower shall be deemed to have requested a conversion of the affected LIBOR Rate Loan to a Base Rate Loan and the continuance of all Base Rate Loans as Base Rate Loans on the last day of the then current Interest Period with respect thereto;

          (d) any Interest Period relating to any LIBOR Rate Loan that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last LIBOR Business Day of a calendar month;

          (e) any Interest Period that would otherwise extend beyond the Revolving Credit Loan Maturity Date shall end on the Revolving Credit Loan Maturity Date; and

          (f) interest shall accrue from the first day of each Interest Period and for each day thereafter up to but not including the last day of the Interest Period, however, if an Interest Period is one day, then interest shall accrue for such day.

     Inventory Borrowing Base Percentage. Thirty-five (35%) Percent prior to October 1, 2001 and Thirty (30%) Percent on and after October 1, 2001.

     Investments. All expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of stock, membership interests or similar interests or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, or in respect of any guaranties (or other commitments as described under Indebtedness), or obligations of, any Person (other than loans and advances to employees for travel and similar expenses made in the ordinary course of Borrower's business). In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding;
(b) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (c) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (d) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (b) may be deducted when paid; and (e) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

     Leverage Ratio. As of any date of determination, the ratio of (a) the Consolidated Total Liabilities on such date to (b) Consolidated Tangible Net Worth as of such date, all as determined in accordance with generally accepted accounting principles.

     LIBOR Business Day. Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in the London interbank market.

     LIBOR Lending Office. The office of the Bank, if any, that shall be making or maintaining LIBOR Rate Loans.

     LIBOR Rate. For any Interest Period with respect to a LIBOR Rate Loan, the rate of interest equal to (i) the rate determined by the Bank at which Dollar deposits for such Interest Period are offered based on information presented on Telerate Page 3750 as of 11:00 a.m. London time on the second LIBOR Business Day prior to the first day of such Interest Period, divided by (ii) a number equal to 1.00 minus the Eurocurrency Reserve Rate, if applicable; provided, however, if the rate described above does not appear on the Telerate System on any applicable interest determination date, the LIBOR Rate shall be the rate (rounded upwards as described above, if necessary, for deposits in dollars for a period substantially equal to the interest period on the Reuters Page "LIBO" (or such other page as may replace the LIBO Page on that service for the purpose of displaying such rates), as of 11:00 a.m. (London Time), on the second LIBOR

Business Day prior to the first day of such Interest Period. If both the Telerate and Reuters system are unavailable, then the rate for that date will be determined on the basis of the offered rates for deposits in Dollars for a period of time comparable to such LIBOR Rate Loan which are offered by up to four major banks in the London interbank markets at approximately 11:00 a.m. London time, on the second LIBOR Business Day prior to the first day of such Interest Period of such LIBOR Rate Loan as selected by the Bank. The principal London office of each of the four major London banks will be requested to provide a quotation of its Dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. dollars to leading European banks for a period of time comparable to such LIBOR Rate Loan offered by major banks in New York City at approximately 11:00 a.m. New York City time, on the day that is two (2) LIBOR Business Days preceding the first day of such LIBOR Rate Loan. In the event that the Bank is unable to obtain any such quotation as provided above, it will be deemed that LIBOR pursuant to a LIBOR Rate Loan cannot be determined.

     LIBOR Rate Loans. Any Revolving Credit Loans bearing interest calculated by reference to the LIBOR Rate.

     Loan Documents. This Credit Agreement, the Note, the Security Documents, and any document, agreement and/or instrument executed and/or delivered in connection therewith, in each case as from time to time amended, modified or supplemented.

     Loan Request. See Section 2.7.

     Loans. The Revolving Credit Loans.

     Maximum Inventory Component. $5,500,000 prior to October 1, 2001 and $4,750,000 on and after October 1, 2001.

     Multiemployer Plan. Any multiemployer plan within the meaning of
Section 3(37) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate.

     Note. The Revolving Credit Note.

     Obligations. All indebtedness, obligations and liabilities of any of the Borrower and its Subsidiaries to the Bank, individually or collectively, existing on the date of this Credit Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Credit Agreement or any of the other Loan Documents or any interest rate protection arrangement or other instruments at any time evidencing any of the aforesaid.

     Outstanding. With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination.

     Patent Assignment. The Patent Collateral Security Agreement, dated or to be dated on or prior to the Closing Date, made by the Borrower in favor of the Bank and in form and substance satisfactory to the Bank.

     PBGC. The Pension Benefit Guaranty Corporation created by Section 4002 of ERISA and any successor entity or entities having similar responsibilities.

     Perfection Certificate. The Perfection Certificate delivered by the Borrower to the Bank.

     Permitted Liens. Liens, security interests and other encumbrances permitted by Section 8.2.

     Person. Any individual, corporation, limited liability company, partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

     RCRA. See Section 6.18(a).

     Real Estate. All real property at any time owned or leased (as lessee or sublessee) by the Borrower or any of its Subsidiaries.

     Record. The grid attached to a Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Bank with respect to any Loan referred to in the Note.

     Restricted Payment. In relation to the Borrower and its Subsidiaries, any
(a) Distribution or (b) payment or prepayment by the Borrower or its Subsidiaries to any Affiliate or Subsidiary of the Borrower.

     Revolving Credit Base Rate Loans. Revolving Credit Loans bearing interest calculated by reference to the Base Rate.

     Revolving Credit Commitment. The obligation of the Bank to make Revolving Credit Loans to the Borrower up to an aggregate outstanding principal amount not to exceed $12,000,000, as the same may be reduced from time to time; or if such commitment is terminated pursuant to the provisions hereof, zero.

     Revolving Credit LIBOR Rate Loans. Revolving Credit Loans bearing interest calculated by reference to the LIBOR Rate.

     Revolving Credit Loan Maturity Date. September 21, 2002.

     Revolving Credit Loans. Revolving credit loans made or to be made by the Bank to the Borrower pursuant to Section 2.

     Revolving Credit Note Record. A Record with respect to a Revolving Credit Note.

     Revolving Credit Note. See Section 2.5.


     SARA. See Section 6.18(a).


     Security Agreement. The Security Agreement, dated or to be dated on or prior to the Closing Date, between the Borrower and the Bank and in form and substance satisfactory to the Bank.

     Security Documents. The Guaranties, the Security Agreement, the Patent Assignment, the Trademark Assignment, the Lessor's Agreement, the Environmental Indemnity Agreement and all other instruments and documents, including without limitation Uniform Commercial Code financing statements, required to be executed or delivered pursuant to any Security Document.

     Subordinated Debt. Unsecured Indebtedness of the Borrower or any of its Subsidiaries that is expressly subordinated and made junior to the payment and performance in full of the Obligations, and evidenced as such written agreement pursuant to which the Borrower incurs such unsecured subordinated Indebtedness, in each case on terms and in form and substance satisfactory to the Bank.

     Subsidiary. Any corporation, limited liability company, association, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock.

     Synthetic Lease. As defined in paragraph (f) of the definition of "Indebtedness".

     Trademark Assignment. The Trademark Collateral Security and Pledge Agreement, dated or to be dated on or prior to the Closing Date, made by the Borrower in favor of the Bank and in form and substance satisfactory to the Bank.

     Type. As to any Revolving Credit Loan, its nature as a Base Rate Loan or a LIBOR Rate Loan.


     Unused Line Applicable Amount. See Section 2.3.


     Unused Line Fee. See Section 2.3.


     Voting Stock. Stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, limited liability company, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

     1.2. RULES OF INTERPRETATION.

          (a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement.

          (b) The singular includes the plural and the plural includes the singular.

          (c) A reference to any law includes any amendment or modification to such law.

          (d) A reference to any Person includes its permitted successors and permitted assigns.

          (e) Accounting terms not otherwise defined herein have the meanings assigned to them by generally accepted accounting principles applied on a consistent basis by the accounting entity to which they refer.

          (f) The words "include", "includes" and "including" are not limiting.

          (g) All terms not specifically defined herein or by generally accepted accounting principles, which terms are defined in the Uniform Commercial Code as in effect in the State of Connecticut, have the meanings assigned to them therein, with the term "instrument" being that defined under
     Article 9 of the Uniform Commercial Code.

          (h) Reference to a particular "Section" refers to that section of this Credit Agreement unless otherwise indicated.

          (i) The words "herein", "hereof", "hereunder" and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.

          (j) Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including," the words "to" and "until" each mean "to but excluding," and the word "through" means "to and including."

          (k) This Credit Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are, however, cumulative and are to be performed in accordance with the terms thereof.

          (l) This Credit Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Bank and the Borrower and are the product of discussions and negotiations among all parties. Accordingly, this Credit Agreement and the other Loan Documents are not intended to be construed against the Bank merely on account of the Bank's involvement in the preparation of such documents.

                        2. THE REVOLVING CREDIT FACILITY.

     2.1. COMMITMENT TO LEND. Subject to the terms and conditions set forth in this Credit Agreement, the Bank agrees to lend to the Borrower and the Borrower may borrow, repay, and reborrow from time to time from the Closing Date up to but not including the Revolving Credit Loan Maturity Date upon notice by the Borrower to the Bank given in accordance with Section 2.7, such sums as are requested by the Borrower, provided that the sum of the outstanding amount of the Revolving Credit Loans (after giving effect to all amounts requested) shall not at any time exceed the lesser of (a) the Revolving Credit Commitment and
(b) the Borrowing Base. Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by the Borrower that the conditions set forth in Section 10 and Section 11, in the case of the initial Revolving Credit Loans to be made on the Closing Date, and Section 11, in the case of all other Revolving Credit Loans, have been satisfied on the date of such request.

     2.2. COMMITMENT FEE. The Borrower agrees to pay to the Bank on the Closing Date a nonrefundable commitment fee of $15,000.

     2.3. UNUSED LINE FEE. The Borrower agrees to pay to the Bank an unused line fee equal to 3/8 of 1% of the amount by which the Unused Line Applicable Amount exceeds the average daily amount of Revolving Credit Loans

(the "Unused Line Fee"). As used herein, the "Unused Line Applicable Amount" means (i) prior to the first anniversary of the Closing Date, $10,000,000, and
(ii) on and after the first anniversary of the Closing Date, $12,000,000, provided that, notwithstanding the foregoing, the amount set forth in clause (i) of this sentence shall be deemed to be $12,000,000 during such times prior to the first anniversary of the Closing Date as the Account/Inventory Ratio Condition is satisfied. The Unused Line Fee shall be payable monthly in arrears on the first Business Day of each month for the immediately preceding month commencing on the first such date following the date hereof, with a final payment on the Revolving Credit Maturity Date or any earlier date on which the Revolving Credit Commitment shall terminate (with the first such payment and last such payment to be prorated to reflect the number of days in the applicable month).

     2.4. REDUCTION OF REVOLVING CREDIT COMMITMENT. The Borrower shall have the right at any time and from time to time upon three (3) Business Days prior written notice to the Bank to reduce by $250,000 or an integral multiple of $50,000 in excess thereof, or to terminate entirely, the Revolving Credit Commitment, whereupon the Revolving Credit Commitment shall be reduced in accordance with the amount specified in such notice or, as the case may be, terminated. Upon the effective date of any such reduction or termination, the Borrower shall pay to the Bank (a) the full amount of any fee then accrued on the amount of the reduction and (b) with respect to any termination that occurs more than thirty (30) days before the Revolving Credit Loan Maturity Date (including termination by the Bank upon an Event of Default), a termination fee of $10,000 together with payments of all Obligations. No reduction or termination of the Revolving Credit Commitment may be reinstated. The calculation of the Unused Line Fee shall take into account any reduction of the Revolving Credit Commitment pursuant to this Section 2.4.

     2.5. THE REVOLVING CREDIT NOTE. The Revolving Credit Loans shall be evidenced by a promissory note of the Borrower in the original principal amount of $12,000,000 (the "Revolving Credit Note"), dated as of the Closing Date and completed with appropriate insertions. The Borrower irrevocably authorizes the Bank to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan or at the time of receipt of any payment of principal on the Bank's Revolving Credit Note, an appropriate notation on the Bank's Revolving Credit Note Record reflecting the making of such Revolving Credit Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Revolving Credit Loans set forth on the Bank's Revolving Credit Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to the Bank, but the failure to record, or any error in so recording, any such amount on the Bank's Revolving Credit Note Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Revolving Credit Note to make payments of principal of or interest on any Revolving Credit Note when due.

     2.6. INTEREST ON REVOLVING CREDIT LOANS. Except as otherwise provided in Section 4.9,


          (a) Each Revolving Credit Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum equal to the Base Rate.

          (b) Each Revolving Credit LIBOR Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum equal to:
     (i) for the period through and including June 30, 2001 (and thereafter if clause (ii) of this paragraph is not applicable) the LIBOR Rate determined for such Interest Period plus 2.50%, and (ii) thereafter, if no Event of Default has occurred and is continuing on June 30, 2001, the LIBOR Rate determined for such Interest Period plus 2.25%, and

          (c) The Borrower promises to pay interest on each Revolving Credit Loan in arrears on each Interest Payment Date with respect thereto.

     2.7. REQUESTS FOR REVOLVING CREDIT LOANS. The Borrower shall give to the Bank written notice (or telephonic notice confirmed in a writing) of each Revolving Credit Loan requested hereunder (a "Loan Request") no later than (a) 10:00 a.m. on the Business Day preceding the proposed Drawdown Date of any Base Rate Loan and (b) three (3) LIBOR Business Days prior to the proposed Drawdown Date of any LIBOR Rate Loan. Each such notice shall specify (i) the principal amount of the Revolving Credit Loan requested, (ii) the proposed Drawdown Date of such Revolving Credit Loan, (iii) the Interest Period for such Revolving Credit Loan and (iv) the Type of such Revolving Credit Loan, provided, that no LIBOR Rate Loan may be requested unless the outstanding Revolving Credit Loans include at least $1,000,000 of Base Rate Loans and there shall be no more than three (3) separate Interest Periods in effect at any one time with respect to LIBOR Rate Loans. Each Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Revolving Credit Loan requested from the Bank on the proposed Drawdown Date. Except as otherwise provided in certain cash management arrangements between the Borrower and the Bank or as otherwise agreed by the Bank, each Loan Request shall be in a minimum aggregate amount of $100,000 or an integral multiple of $50,000 in excess thereof.

2.8. CONVERSION OPTIONS.

     2.8.1. CONVERSION TO DIFFERENT TYPE OF REVOLVING CREDIT LOAN. The Borrower may elect from time to time to convert any outstanding Revolving Credit Loan to a Revolving Credit Loan of another Type, provided that (a) with respect to any such conversion of a Revolving Credit Loan to a Base Rate Loan, the Borrower shall give the Bank at least one (1) Business Day prior written notice of such election; (b) with respect to any such conversion of a Base Rate Loan to a LIBOR Rate Loan, the Borrower shall give the Bank at least three (3) LIBOR Business Days prior written notice of such election;
     (c) with respect to any such conversion of a LIBOR Rate Loan into a Revolving Credit Loan of another Type, such conversion shall only be made on the last day of the Interest Period with respect thereto; (d) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing; and (e) no Loan may be converted into or continue as a LIBOR Rate Loan beyond the Interest Period then applicable thereto unless, after giving effect to such conversion or continuation, there will be outstanding at least $1,000,000 of Base Rate Loans. All or any part of outstanding Revolving Credit Loans of any Type may be converted into a Revolving Credit Loan of another Type as provided herein, provided that (a) any partial conversion shall be in an aggregate principal amount of $250,000 or a whole multiple of $50,000 in excess thereof and (b) with respect to LIBOR Rate Loans, there shall be no more than three (3) separate Interest Periods in effect at any one time. Each Conversion Request relating to the conversion of a Revolving Credit Loan to a LIBOR Rate Loan shall be irrevocable by the Borrower.

     2.8.2. CONTINUATION OF TYPE OF REVOLVING CREDIT LOAN. Any Revolving Credit Loan of any Type may be continued as a Revolving Credit Loan of the same Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in Section 2.8.1; provided that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any Default or Event of Default of which officers of the Bank active upon the Borrower's account have actual knowledge. In the event that the Borrower fails to provide any such notice with respect to the continuation of any LIBOR Rate Loan as such, then such LIBOR Rate Loan shall be automatically converted to a Base Rate Loan on the last day of the Interest Period relating thereto.

     2.8.3. LIBOR RATE LOANS. Any conversion to or from LIBOR Rate Loans shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all LIBOR Rate Loans having the same Interest Period shall not be less than $250,000 or a whole multiple of $50,000 in excess thereof.

     3. REPAYMENT OF THE REVOLVING CREDIT LOANS.

     3.1. MATURITY. The Borrower promises to pay on the Revolving Credit Loan Maturity Date, and there shall become absolutely due and payable on the Revolving Credit Loan Maturity Date, all of the Revolving Credit Loans outstanding on such date, together with any and all accrued and unpaid interest thereon.

     3.2. MANDATORY REPAYMENTS OF REVOLVING CREDIT LOANS. If at any time the outstanding amount of the Revolving Credit Loans exceeds the lesser of (a) the Revolving Credit Commitment and (b) the Borrowing Base, then the Borrower shall immediately pay the amount of such excess to the Bank for application to the Revolving Credit Loans; provided that, if the outstanding amount of the Revolving Credit Loans exceeds the Borrowing Base solely due to a Clause (b)(i) Excess, then the Borrower shall pay the amount of such Clause (b)(i) Excess to the Bank on the earlier of (i) the date thirty (30) days after the date as of which the Borrowing Base Certificate that reflected such Clause (b)(i) Excess was prepared, unless within such thirty (30) day period the Borrower delivers to the Bank another Borrowing Base Certificate, prepared as of a later date, which shows that there is no longer a Clause (b)(i) Excess, or (ii) the date that the outstanding amount of the Revolving Credit Loans exceeds the Borrowing Base other than due to a Clause (b)(i) Excess.

     3.3. OPTIONAL REPAYMENTS OF REVOLVING CREDIT LOANS. The Borrower may, at its election, repay the outstanding amount of the Revolving Credit Loans, as a whole or in part, at any time prior to the Revolving Credit Loan Maturity Date subject to the provisions of Section 4.8. The Borrower shall give the Bank, no later than 10:00 a.m., Hartford, Connecticut time, on the Business Day preceding the Business Day of any proposed prepayment pursuant to this Section 3.3 of Base Rate Loans, and three (3) LIBOR Business Days notice of any proposed prepayment pursuant to this Section 3.3 of LIBOR Rate Loans, in each case specifying the proposed date of prepayment of Revolving Credit Loans and the principal amount to be prepaid. Each such partial prepayment of the Revolving Credit Loans shall be in an amount of at least $250,000 or an integral multiple of $50,000 in excess thereof, shall be accompanied by the payment of accrued interest on the principal prepaid to the date of prepayment and any indemnity due under
Section 4.8 hereof and shall be applied, in the absence of instruction by the Borrower, first to the principal of Base Rate Loans and then to the principal of LIBOR Rate Loans.

          4. CERTAIN GENERAL PROVISIONS.

     4.1. FUNDS FOR PAYMENTS.

          4.1.1. PAYMENTS TO BANK. All payments of principal, interest, commitment fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Bank, at CityPlace II, 5th Floor, 185 Asylum Street, Hartford, Connecticut 06103 or at such other location that the Bank may from time to time designate, in each case in immediately available Dollars, on or before 11:00 a.m. (Hartford, Connecticut time) on the due date thereof, without counterclaim or setoff and free and clear of, and without any deduction or withholding for, any taxes or other payments or amounts whatsoever. The Bank shall have the right, but not the obligation, (a) to charge any payment of principal, interest, commitment fees and any other amounts due hereunder or under any of the other Loan Documents to any account maintained by the Borrower with the Bank, or (b) to deem a request to have been made by the Borrower for a Base Rate Loan in the amount that is payable, and to deem that a Base Rate Loan has been made in such amount in payment of such amount that is due.

          4.1.2. NO OFFSET, ETC. All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to the Bank, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Bank to receive the same net amount which it would have received on such due date had no such obligation been imposed upon the Borrower. The Borrower will deliver promptly to the Bank certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document.

     4.2. COMPUTATIONS. All computations of interest on the Loans and of commitment fees or other fees shall, unless otherwise expressly provided herein, be based on a 360-day year and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term "Interest Period" with respect to LIBOR Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension.

     4.3. INABILITY TO DETERMINE LIBOR RATE. In the event, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, the Bank shall determine that adequate and reasonable methods do not exist for ascertaining the LIBOR Rate that would otherwise determine the rate of interest to be applicable to any LIBOR Rate Loan during any Interest Period, the Bank shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower) to the Borrower. In such event (a) any Loan Request or Conversion Request with respect to LIBOR Rate Loans shall be automatically withdrawn and shall be deemed a request for Base Rate Loans, (b) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Base Rate Loan, and (c) the obligations of the Bank to make LIBOR Rate Loans shall be suspended until the Bank determines that the circumstances giving rise to such suspension no longer exist, whereupon the Bank shall so notify the Borrower.

     4.4. ILLEGALITY. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or in the interpretation or application thereof shall make it unlawful for the Bank to make or maintain LIBOR Rate Loans, the Bank shall forthwith give prompt notice of such circumstances to the Borrower and thereupon (a) the commitment of the Bank to make LIBOR Rate Loans or convert Loans of another Type to LIBOR Rate Loans shall forthwith be suspended and (b) the Bank's Revolving Credit Loans then outstanding as LIBOR Rate Loans, if any, shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law. The Borrower hereby agrees promptly to pay the Bank, upon demand by the Bank, any additional amounts necessary to compensate the Bank for any costs incurred by the Bank in making any conversion in accordance with this Section4.5, including any interest or fees payable by the Bank to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder.

     4.5. ADDITIONAL COSTS, ETC. If any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to the Bank by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

          (a) subject the Bank to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Credit Agreement, the other Loan Documents, the Bank's Revolving Credit Commitment or the Loans (other than taxes based upon or measured by the income or profits of the Bank), or

          (b) materially change the basis of taxation (except for changes in taxes on income or profits) of payments to the Bank of the principal of or the interest on any Loans or any other amounts payable to the Bank under this Credit Agreement or any of the other Loan Documents, or

          (c) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Credit Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of the Bank, or

          (d) impose on the Bank any other conditions or requirements with respect to this Credit Agreement, the other Loan Documents, the Loans, the Bank's Revolving Credit Commitment, or any class of loans, letters of credit or commitments of which any of the Loans or the Bank's Revolving Credit Commitment forms a part, and the result of any of the foregoing is:

               (i) to increase the cost to the Bank of making, funding, issuing, renewing, extending or maintaining any of the Loans or the Bank's Revolving Credit Commitment, or

               (ii) to reduce the amount of principal, interest or other amount payable to the Bank hereunder on account of the Bank's Revolving Credit Commitment or any of the Loans, or

               (iii) to require the Bank to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by the Bank from the Borrower hereunder, then, and in each such case, the Bank shall give prompt notice thereof to the Borrower, and the Borrower, within 30 days of demand made by Bank at any time and from time to time and as often as the occasion therefor may arise, agrees to pay to the Bank such additional amounts as will be sufficient to compensate the Bank for such additional cost, reduction, payment or foregone interest or other sum to the extent that such additional amount is not reflected in the Base Rate.

     4.6. CAPITAL ADEQUACY. If after the date hereof the Bank determines that
(a) the adoption of or change in any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by a court or governmental authority with appropriate jurisdiction, or (b) compliance by the Bank or any corporation controlling the Bank with any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) of any such entity regarding capital adequacy, has the effect of reducing the return on the Bank's commitment with respect to any Loans to a level below that which the Bank could have achieved but for such adoption, change or compliance (taking into consideration the Bank's then existing policies with respect to capital adequacy and assuming full utilization of such entity's capital) by any amount deemed by the Bank to be material, then the Bank shall notify the Borrower of such fact. To the extent that the amount of such reduction in the return on capital is not reflected in the Base Rate, the Borrower and the Bank shall thereafter attempt to negotiate in good faith, within thirty (30) days of the day on which the Borrower receives such notice, an adjustment payable hereunder that will adequately compensate the Bank in light of these circumstances. If the Borrower and the Bank are unable to agree to such adjustment within thirty (30) days of the date on which the Borrower receives such notice, then commencing on the date of such notice (but not earlier than the effective date of any such increased capital requirement), the fees payable hereunder shall increase by an amount that will, in the Bank's reasonable determination, provide adequate compensation. The Bank shall allocate such cost increases among its customers in good faith and on an equitable basis.

     4.7. CERTIFICATE. A certificate setting forth any additional amounts payable pursuant to SectionSection4.5 or 4.6 and a brief explanation of such amounts which are due, submitted by the Bank to the Borrower, shall be conclusive, absent manifest error, that such amounts are due and owing.

     4.8. INDEMNITY. The Borrower agrees to indemnify the Bank and to hold it harmless from and against any loss, cost or expense (including loss of anticipated profits) that the Bank may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or any interest on any LIBOR Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by the Bank to lenders of funds obtained by it in order to maintain its LIBOR Rate Loans, (b) default by the Borrower in making a borrowing or conversion after the Borrower has given (or are deemed to have given) a Conversion Request relating thereto in accordance with Section2.8 or (c) the making of any payment of a LIBOR Rate Loan or the making of any conversion of any such Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by the Bank to lenders of funds obtained by it in order to maintain any such Loans.

     4.9. INTEREST AFTER DEFAULT.

          4.9.1. OVERDUE AMOUNTS. Overdue principal and (to the extent permitted by applicable law) interest on the Loans and all other amounts payable hereunder or under any of the Loan Documents shall bear interest compounded monthly and payable on demand at a rate per annum equal to three percent (3%) above the Base Rate until such amount shall be paid in full (after as well as before judgment).

          4.9.2. AMOUNTS NOT OVERDUE. During the continuance of a Default or an Event of Default, the principal of the Loans not overdue shall, until such Default or Event of Default has been cured or remedied or such Default or Event of Default has been waived by the Bank pursuant to Section24, bear interest at a rate per annum equal to three percent (3%) above the rate of interest otherwise applicable.

          4.9.3. LATE CHARGE. In addition to any such increased interest, and without affecting the Bank's right to exercise its remedies with respect to any Event of Default, the Borrower shall pay to the Bank on demand a late charge equal to five percent (5%) of the amount of any interest payment that is not made within ten (10) days of when due hereunder (each such late charge to be at least $15.00).

               5. COLLATERAL SECURITY AND GUARANTIES.

          5.1. SECURITY OF BORROWER. The Obligations shall be secured by a perfected first priority security interest (subject only to Permitted Liens entitled to priority under applicable law) in all of the Collateral, whether now owned or hereafter acquired, pursuant to the terms of the Security Documents to which the Borrower is a party.

          5.2. GUARANTIES OF SUBSIDIARIES. The Obligations shall also be guaranteed pursuant to the terms of the Guaranties.

               6. REPRESENTATIONS AND WARRANTIES.

         The Borrower represents and warrants to the Bank as follows:

         6.1.  CORPORATE AUTHORITY.

               6.1.1. INCORPORATION; GOOD STANDING. Each of the Borrower and its Subsidiaries (a) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, (b) has all requisite corporate power to own its property and conduct its business as now conducted and as presently contemplated, and (c) is in good standing as a foreign corporation and is duly authorized to do business in each jurisdiction where such qualification is necessary.

               6.1.2. SUBSIDIARIES. On the Closing Date (a) TransAct Technologies Limited formerly known as Ithaca Peripherals Limited, (b) TransAct.com, Inc., and (c) TransAct Technologies International Ltd. are each a Subsidiary of the Borrower and the Borrower has no other Subsidiary.

               6.1.3. AUTHORIZATION. The execution, delivery and performance of this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby (a) are within the corporate authority of such Person, (b) have been duly authorized by all necessary corporate proceedings, (c) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Borrower or any of its Subsidiaries is subject or any judgment, order, writ, injunction, license or permit applicable to the Borrower or any of its Subsidiaries, and (d) do not conflict with any provision of the corporate charter, bylaws, or other agreement or instrument binding upon the Borrower or any of its Subsidiaries.

               6.1.4. ENFORCEABILITY. The execution and delivery of this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is or is to become a party will result in valid and legally binding obligations of such Person enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

         6.2. GOVERNMENTAL APPROVALS. The execution, delivery and performance by the Borrower and any of its Subsidiaries of this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any governmental agency or authority other than those already obtained.

         6.3. TITLE TO PROPERTIES; LEASES. The Borrower and its Subsidiaries own all of the assets reflected in the consolidated balance sheet of the Borrower and its Subsidiaries as at the Balance Sheet Date or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date), subject to no rights of others, including any mortgages, leases, conditional sales agreements, title retention agreements, liens or other encumbrances except Permitted Liens.

     6.4. FINANCIAL STATEMENTS AND PROJECTIONS.

          6.4.1. FISCAL YEAR. The Borrower and each of its Subsidiaries have a fiscal year which is the twelve months ending on December 31 of each calendar year.

          6.4.2. FINANCIAL STATEMENTS. There has been furnished to the Bank a consolidated balance sheet of the Borrower and its Subsidiaries as at the Balance Sheet Date, and a consolidated statement of income of the Borrower and its Subsidiaries for the fiscal quarter then ended, certified by the chief financial officer of the Borrower. Such balance sheet and statement of income have been prepared in accordance with generally accepted accounting principles and fairly present the financial condition of the Borrower and its Subsidiaries as at the close of business on the date thereof and the results of operations for the fiscal period then ended. There are no contingent liabilities of the Borrower or any of its Subsidiaries as of such date involving material amounts, known to any officer of the Borrower, which were not disclosed in such balance sheet and the notes related thereto.

          6.4.3. PROJECTIONS. The projections of the annual operating budgets of the Borrower and its Subsidiaries on a consolidated basis, balance sheet and cash flow statement for the fiscal years 2000 and 2001, copies of which have been delivered to the Bank, disclose all material assumptions made with respect to general economic, financial and market conditions used in formulating such projections. To the knowledge of the Borrower or any of its Subsidiaries, no facts exist that (individually or in the aggregate) would result in any material change in any of such projections. The projections are based upon reasonable estimates and assumptions, have been prepared on the basis of the assumptions stated therein and reflect the reasonable estimates of the Borrower and its Subsidiaries of the results of operations and other information projected therein.

          6.4.4. SOLVENCY. The Borrower and its Subsidiaries, on a consolidated and consolidating basis, both before and after giving effect to the transactions contemplated by this Credit Agreement and the other Loan Documents (a) are solvent; (b) have assets having a fair value in excess of their liabilities; (c) have assets having a fair value in excess of the amount required to pay their liabilities on existing debts as such debts become due and payable, and (d) have, and expect to continue to have, access to adequate capital for the conduct of their business and the ability to pay their debts from time to time incurred in connection with the operation of their business as such debts mature.

     6.5. NO MATERIAL CHANGES, ETC. Since the Balance Sheet Date there has occurred no materially adverse change in the financial condition or business of the Borrower and its Subsidiaries as shown on or reflected in the consolidated balance sheet of the Borrower and its Subsidiaries as at the Balance Sheet Date, or the consolidated statement of income for the fiscal quarter then ended. Since the Balance Sheet Date, the Borrower has not made any Distributions except for Distributions to shareholders for the payment of dividends on Series B Preferred Stock of the Borrower.

     6.6. FRANCHISES, PATENTS, COPYRIGHTS, ETC. Each of the Borrower and its Subsidiaries possesses all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted, without known conflict with any rights of others.

     6.7. LITIGATION. Except as set forth in Schedule 6.7 hereto, there are no actions, suits, proceedings or investigations of any kind pending or threatened against the Borrower or any of its Subsidiaries before any court, tribunal or administrative agency or board that, if adversely determined, might, either in any case or in the aggregate, materially adversely affect the properties, assets, financial condition or business of the Borrower or of the Borrower and its Subsidiaries, taken as a whole, or materially impair the right of the Borrower or of the Borrower and its Subsidiaries, considered as a whole, to carry on business substantially as now conducted by them, or result in any substantial liability not adequately covered by insurance or for which adequate reserves are not maintained on the consolidated balance sheet of the Borrower and its Subsidiaries, or which question the validity of this Credit Agreement or any of the other Loan Documents, or any action taken or to be taken pursuant hereto or thereto.

     6.8. NO MATERIALLY ADVERSE CONTRACTS, ETC. Neither the Borrower nor any of its Subsidiaries is subject to any charter, corporate, or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a materially adverse effect on the business, assets or financial condition of the Borrower or of the Borrower and its Subsidiaries taken as a whole. Neither the Borrower nor any of its Subsidiaries is a party to any contract or agreement that has or is expected, in the judgment of the Borrower's officers, to have any materially adverse effect on the business of the Borrower or of the Borrower and its Subsidiaries taken as a whole.

         6.9. COMPLIANCE WITH OTHER INSTRUMENTS, LAWS, ETC. Neither the Borrower nor any of its Subsidiaries is in violation of any provision of its certificate of incorporation, bylaws or other charter documents, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound, or any decree, order, judgment, statute, license, rule or regulation.

         6.10. TAX STATUS. The Borrower and its Subsidiaries (a) have made or filed or timely requested an extension for filing all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which any of them is subject, (b) have paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (c) have set aside on their books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the Borrower knows of no basis for any such claim.

         6.11. NO EVENT OF DEFAULT. No Default or Event of Default has occurred and is continuing.

         6.12. HOLDING COMPANY AND INVESTMENT COMPANY ACTS. Neither the Borrower nor any of its Subsidiaries is a "holding company", or a "subsidiary company" of a "holding company", or an affiliate" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935; nor is it an "investment company", or an "affiliated company" or a "principal underwriter" of an "investment company", as such terms are defined in the Investment Company Act of 1940.

         6.13. ABSENCE OF FINANCING STATEMENTS, ETC. Except with respect to Permitted Liens, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future lien on, or security interest in, any assets or property of the Borrower or any of its Subsidiaries or any rights relating thereto.

         6.14. PERFECTION OF SECURITY INTEREST. All filings, assignments, pledges and deposits of documents or instruments have been made and all other actions have been taken that are necessary or advisable, under applicable law, to establish and perfect the Bank's security interest in the Collateral. The Collateral and the Bank's rights with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses. The Borrower or a Subsidiary of the Borrower is the owner of all of the Collateral free from any lien, security interest, encumbrance and any other claim or demand, except for Permitted Liens.

         6.15. CERTAIN TRANSACTIONS. Except as set forth on Schedule 6.15, none of the directors, officers or employees of the Borrower or any of its Subsidiaries is presently a party to any transaction with the Borrower or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any director, officer or employee or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any director, officer or employee has a substantial interest or is a member, director, officer, employee, consultant, trustee, or partner, or has any other affiliation.

         6.16. EMPLOYEE BENEFIT PLANS.

                  6.16.1. IN GENERAL. Each Employee Benefit Plan and each Guaranteed Pension Plan has been maintained and operated in compliance in all material respects with the provisions of ERISA and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions and the bonding of fiduciaries and other persons handling plan funds as required by Section 412 of ERISA. The Borrower has heretofore delivered to the Bank the most recently completed annual report, Form 5500, with all required attachments, and actuarial statement required to be submitted under Section 103(d) of ERISA, with respect to each Guaranteed Pension Plan.

                  6.16.2. TERMINABILITY OF WELFARE PLANS. Except as set forth on
         Schedule 6.16 hereto, no Employee Benefit Plan, which is an employee welfare benefit plan within the meaning of Section 3(1) or
         Section 3(2)(B) of ERISA, provides benefit coverage subsequent to termination of employment, except as required by Title I, Part 6 of ERISA or the applicable state insurance laws. The Borrower may terminate each such Plan at any time (or at any time subsequent to the expiration of any applicable bargaining agreement) in the discretion of the Borrower without liability to any Person other than for claims arising prior to termination.

                  6.16.3. GUARANTEED PENSION PLANS. As of the Closing Date, the Borrower does not have any Guaranteed Pension Plans. Should the Borrower thereafter maintain any such Guaranteed Pension Plans, from such time, each contribution required to be made to a Guaranteed Pension Plan, whether required to be made to avoid the incurrence of an accumulated funding deficiency, the notice or lien provisions of
         Section 302(f) of ERISA, or otherwise, has been timely made. No waiver of an accumulated funding deficiency or extension of amortization periods has been received with respect to any Guaranteed Pension Plan, and neither the Borrower nor any ERISA Affiliate is obligated to or has posted security in connection with an amendment to a Guaranteed Pension Plan pursuant to Section 307 of ERISA or Section 401(a)(29) of the Code. No liability to the PBGC (other than required insurance premiums, all of which have been paid) has been incurred by the Borrower or any ERISA Affiliate with respect to any Guaranteed Pension Plan and there has not been any ERISA Reportable Event (other than an ERISA Reportable Event as to which the requirement of 30 days notice has been waived) with respect to any Guaranteed Pension Plan, or any other event or condition which presents a material risk of termination of any Guaranteed Pension Plan by the PBGC. Except as set forth on Schedule 6.16, based on the latest valuation of each Guaranteed Pension Plan (which in each case occurred within twelve months of the date of this representation), and on the actuarial methods and assumptions employed for that valuation, the aggregate benefit liabilities of all such Guaranteed Pension Plans within the meaning of Section 4001 of ERISA did not exceed the aggregate value of the assets of all such Guaranteed Pension Plans, disregarding for this purpose the benefit liabilities and assets of any Guaranteed Pension Plan with assets in excess of benefit liabilities.

                  6.16.4. MULTIEMPLOYER PLANS. As of the Closing Date, the Borrower does not have any Multiemployer Plans. Should the Borrower thereafter maintain any such Multiemployer Plans, from such time, neither the Borrower nor any ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under Section 4201 of ERISA or as a result of a sale of assets described in Section 4204 of ERISA. Neither the Borrower nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of Section 4241 or Section 4245 of ERISA or is at risk of entering reorganization or becoming insolvent, or that any Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA.

         6.17. USE OF PROCEEDS.

                  6.17.1. GENERAL. The proceeds of the Revolving Credit Loans shall be used for working capital purposes and the refinancing of approximately $ 5,336,079.60 debt owed by the Borrower to Fleet National Bank.

                  6.17.2. REGULATIONS U AND X. No portion of any Loan is to be used for the purpose of purchasing or carrying any "margin security" or "margin stock" as such terms are used in Regulations U and X of the

         Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

         6.18. ENVIRONMENTAL COMPLIANCE. To the best of Borrower's knowledge:

                  (a) none of the Borrower, its Subsidiaries or any operator of the Real Estate or any operations thereon is in violation, or alleged violation, in any material respect of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter "Environmental Laws");

                  (b) neither the Borrower nor any of its Subsidiaries has received notice from any third party including, without limitation, any federal, state or local governmental authority, (i) that any one of them has been identified by the United States Environmental Protection Agency ("EPA") as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R.
         Part 300 Appendix B; (ii) that any hazardous waste, as defined by 42 U.S.C. Section 6903(5), any hazardous substances as defined by 42 U.S.C. Section 9601(14), any pollutant or contaminant as defined by 42 U.S.C. Section 9601(33) and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws ("Hazardous Substances") which any one of them has generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that the Borrower or any of its Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances;

                  (c) except as set forth on Schedule 6.18 attached hereto: (i) no portion of the Real Estate has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate which has not been abandoned in place in accordance with applicable Environmental Laws; (ii) in the course of any activities conducted by the Borrower, its Subsidiaries or operators of its or their properties, no Hazardous Substances have been generated or are being used on the Real Estate except in accordance with applicable Environmental Laws; (iii) there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from the properties of the Borrower or its Subsidiaries; (iv) to the Borrower's knowledge, after due inquiry, there have been no releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on the Real Estate; and (v) in addition, any Hazardous Substances that have been generated on any of the Real Estate have been transported offsite only by carriers having an identification number issued by the EPA, treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the Borrower's knowledge, after due inquiry, operating in compliance with such permits and applicable Environmental Laws; and

                  (d) None of the Borrower and its Subsidiaries or any Real Estate is subject to any applicable environmental law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby.

         6.19. NO JOINT VENTURES, ETC. Neither the Borrower nor any Subsidiary of the Borrower is engaged in any joint venture or partnership with any other Person.

         6.20. BANK ACCOUNTS. Schedule 6.20 sets forth the account numbers of all bank accounts of the Borrower or any of its Subsidiaries.

         6.21. DISCLOSURE. None of this Credit Agreement or any of the other Loan Documents contains any untrue statement of a material fact or omits to state a material fact (known to the Borrower or any of its Subsidiaries in the case of any document or information not furnished by it or any of its Subsidiaries) necessary in order to make the statements herein or therein not misleading. There is no fact known to the Borrower or any of its Subsidiaries which materially adversely affects, or which is reasonably likely in the future to materially adversely affect, the business, assets, financial condition or prospects of the Borrower or any of its Subsidiaries, exclusive of effects resulting from changes in general economic conditions, legal standards or regulatory conditions.

         6.22. CAPITALIZATION DOCUMENTS. The Borrower has delivered to the Bank true and complete copies of all of the Capitalization Documents and the Borrower has not amended any of such documents.

         6.23. CHIEF EXECUTIVE OFFICE. The Borrower's chief executive office is at Wallingford, Connecticut. The Borrower also maintains a facility in Ithaca, New York. The Borrower's books and records are kept at these locations. Each Guarantor's chief executive office is as set forth in its respective Guaranty.

         6.24. INSURANCE. The Borrower and each of its Subsidiaries maintain with financially sound and reputable insurers insurance with respect to their properties and businesses against such casualties and contingencies as are, in the reasonable opinion of the Borrower, in accordance with sound business practices.

                    7. AFFIRMATIVE COVENANTS OF THE BORROWER.

         The Borrower covenants and agrees that, so long as any Loan or Note is outstanding or the Bank has any obligation to make any Loans:

         7.1. PUNCTUAL PAYMENT. The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans, the commitment fees and all other amounts provided for in this Credit Agreement, the other Loan Documents to which the Borrower or any of its Subsidiaries is a party, all in accordance with the terms of this Credit Agreement and such other Loan Documents and the terms of such other documents.

         7.2. MAINTENANCE OF OFFICE. The Borrower will maintain its chief executive office in Wallingford, Connecticut, or at such other place in the United States of America as it shall designate upon prior written notice to the Bank where notices, presentations and demands to or upon the Borrower in respect of the Loan Documents to which the Borrower is a party may be given or made.

         7.3. RECORDS AND ACCOUNTS. The Borrower will (a) keep, and cause each of its Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with generally accepted accounting principles, (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties and the properties of its Subsidiaries, contingencies, and other reserves, and (c) at all times engage

PricewaterhouseCoopers LLC or other nationally-recognized independent certified public accounting firm satisfactory to the Bank as the independent certified public accountants of the Borrower and its Subsidiaries and will not permit more than thirty (30) days to elapse between the cessation of such firm's (or any successor firm's) engagement as the independent certified public accountants of the Borrower and its Subsidiaries and the appointment in such capacity of a successor firm as shall be satisfactory to the Bank.

         7.4. FINANCIAL STATEMENTS, CERTIFICATES AND INFORMATION. The Borrower will deliver to the Bank:

                  (a) as soon as practicable, but in any event not later than ninety (90) days after the end of each fiscal year of the Borrower, the audited financial statements of the Borrower and its Subsidiaries, each as at the end of such year, including the consolidated balance sheet, the consolidated statements of income and consolidated statement of cash flow for such year, each setting forth in comparative form the figures for the previous fiscal year for each fiscal year of the Borrower commencing with the fiscal year ending December 31, 2000, all such consolidated statements to be audited, prepared in accordance with generally accepted accounting principles, and certified without qualification, by PricewaterhouseCoopers LLC or another nationally-recognized independent certified public accounting firm satisfactory to the Bank, as fairly presenting the financial condition and income of the Borrower in accordance with generally accepted accounting principles, such audited financial statements to be accompanied by a written statement from such accounting firm to the effect that they have read a copy of this Credit Agreement, and that, in making the examination necessary in order to provide their audit report, they have obtained no knowledge of any Default or Event of Default or, if such accounting firm shall have obtained knowledge of any then existing Default or Event of Default they shall disclose in such statement any such Default or Event of Default. The form attached hereto as Schedule 7.4(a) has been submitted by PricewaterhouseCoopers LLC and approved by the Bank;

                  (b) as soon as practicable, but in any event not later than thirty (30) days after the end of each month, the unaudited consolidated balance sheet of the Borrower and its Subsidiaries and the related unaudited consolidated statement of income and unaudited consolidated statement of cash flow and consolidating statement of income and consolidating statement of cash flow for the portion of the Borrower's fiscal year then elapsed, all in reasonable detail and prepared in accordance with generally accepted accounting principles, together with a certification by the chief financial officer of the Borrower that the information contained in such financial statements fairly presents the financial position of the Borrower and its Subsidiaries on the date thereof (subject to year-end adjustments and the absence of footnotes);

                  (c) with each Loan Request (but in any event not less than once per week), a borrowing base certificate (a "Borrowing Base Certificate") setting forth the Borrowing Base as of a date as may be requested by the Bank, such report to be in form and substance satisfactory to the Bank and accompanied by such information as the Bank may reasonably request to support the calculation of the Borrowing Base;

                  (d) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement certified by the chief financial officer of the Borrower in form and substance satisfactory to the Bank (the "Compliance Certificate") and setting forth in reasonable detail computations evidencing compliance with the covenants contained in Section 9 and (if applicable) reconciliations to reflect changes in generally accepted accounting principles since the Balance Sheet Date;

                  (e) as soon as practicable, but in any event not later than thirty (30) days after the filing thereof (or requests for extensions of the filing dates thereof), copies of federal and state income tax returns of the Borrower;

                  (f) as soon as practicable, but in any event within thirty
         (30) days after the end of each fiscal year of the Borrower, detailed projections of the Borrower and its Subsidiaries for the next succeeding fiscal year setting forth anticipated income, expense and Capital Expenditures (broken out by month), such projections to be in form and substance reasonably satisfactory to the Bank;

                  (g) within twenty (20) days of the close of each month, monthly aging of Accounts Receivable and accounts payable and inventory status (including calculations showing ineligibility of accounts receivable and inventory) reports in form, scope and substance satisfactory to the Bank;

                  (h) contemporaneously with the execution thereof, copies of any tax sharing agreements;

                  (i) as soon as practicable and in any event with two (2) Business Days following the filing thereof with the Securities and Exchange Commission, copies of any and all filings by the Borrower with the SEC including without limitation, all Forms 10-K, 10-Q and 8-K, and all proxy statements and annual reports to shareholders; and

                  (j) from time to time such other financial data and information (including accountants and management letters) as the Bank may reasonably request.

         7.5. NOTICES.

                  7.5.1. DEFAULTS. The Borrower will promptly notify the Bank in writing of the occurrence of any Default or Event of Default. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Credit Agreement or any other note, evidence of Indebtedness, indenture or other obligation to which or with respect to which the Borrower or any of its Subsidiaries is a party or obligor, whether as principal, guarantor, surety or otherwise having an amount outstanding in excess of $50,000, or under any real property lease, the Borrower shall promptly give written notice thereof to the Bank, describing the notice or action and the nature of the claimed default.

                  7.5.2. ENVIRONMENTAL EVENTS. The Borrower will promptly give notice to the Bank (a) of any violation of any Environmental Law that the Borrower or any of its Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency and (b) upon becoming aware thereof, of any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that has the potential to materially affect the assets, liabilities, financial conditions or operations of the Borrower and its Subsidiaries taken as a whole, the Bank's mortgages or security interests pursuant to the Security Documents.

                  7.5.3. NOTIFICATION OF CLAIM AGAINST COLLATERAL. The Borrower will, promptly upon becoming aware thereof, notify the Bank in writing of any setoff, claims (including, with respect to the Real Estate, environmental claims), withholdings or other defenses to which any of the Collateral, or the Bank's rights with respect to the Collateral, are subject.

                  7.5.4. NOTICE OF LITIGATION AND JUDGMENTS. The Borrower will, and will cause each of its Subsidiaries to, give notice to the Bank in writing (a) within fifteen (15) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Borrower or any of its Subsidiaries or to which the Borrower or any of its Subsidiaries is or becomes a party involving an uninsured claim against the Borrower or any of its Subsidiaries that could reasonably be expected to have a materially adverse effect on the

         Borrower and its Subsidiaries taken as a whole and stating the nature and status of such litigation or proceedings, (b) within five (5) Business Days after (i) the termination of any material contract or agreement to which the Borrower or any of its Subsidiaries is a party or (ii) the amendment of any material contract or agreement in a manner that may have an adverse effect on the financial condition, income or business of the Borrower or any of its Subsidiaries, and (c) within ten
         (10) days of any judgment not covered by insurance, final or otherwise, against the Borrower or any of its Subsidiaries in an amount in excess of $50,000.

         7.6. CORPORATE EXISTENCE; MAINTENANCE OF PROPERTIES. The Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and those of its Subsidiaries. The Borrower (a) will cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, (b) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and (c) will, and will cause each of its Subsidiaries to, continue to engage primarily in the businesses now conducted by it and in related businesses; provided that nothing in this Section 7.6 shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties or any of those of its Subsidiaries if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its business and that do not in the aggregate materially adversely affect the business of the Borrower and its Subsidiaries on a consolidated basis.

         7.7. INSURANCE. The Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurers insurance with respect to their properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent and in accordance with the terms of the Security Agreements.

         7.8. TAXES. The Borrower will, and will cause each of its Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and its real properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a lien or charge upon any of its property; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower or such Subsidiary shall have set aside on their books adequate reserves with respect thereto; and provided further that the Borrower and each Subsidiary of the Borrower will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor.

         7.9. INSPECTION OF PROPERTIES AND BOOKS, ETC.

                  7.9.1. GENERAL. The Borrower shall permit the Bank or any of the Bank's representatives to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, to examine the books of account of the Borrower and its Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with, and to be advised as to the same by, their officers, directors and employees, all at such times and intervals as the Bank may reasonably request.

                  7.9.2. FIELD EXAMS. The inspections and examinations by the Bank of the properties and books of the Borrower and its Subsidiaries may include field exams, with respect to which the Borrower shall pay to the Bank $650 per day (plus out-of-pocket expenses) for each person who performs such field exam; provided, that unless an Event of Default has occurred and is continuing, the Borrower will not be required to pay more than $9,100 (plus expenses) in any fiscal year for such field exams. The obligations of the Borrower under this paragraph are in addition to the $7,619.64 owed by the Borrower to the Bank with respect to the Bank's initial field exams.

                  7.9.3. COMMUNICATIONS WITH ACCOUNTANTS. The Borrower authorizes the Bank to communicate directly with the Borrower's independent certified public accountants and authorize such accountants to disclose to the Bank any and all financial statements and other supporting financial documents and schedules including copies of any management letter with respect to the business, financial condition and other affairs of the Borrower or any of its Subsidiaries.

         7.10. COMPLIANCE WITH LAWS, CONTRACTS, LICENSES, AND PERMITS. The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with (a) the applicable laws and regulations wherever their business is conducted, including all Environmental Laws, (b) the provisions of their certificates of incorporation, bylaws and other charter documents, (c) all agreements and instruments by which they or any of their properties may be bound, and (d) all applicable decrees, orders, and judgments. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrower or any of its Subsidiaries may fulfill any of its obligations hereunder or any of the other Loan Documents to which the Borrower or such Subsidiary is a party, the Borrower will, or (as the case may be) will cause such Subsidiary to, promptly take or cause to be taken all reasonable steps within the power of the Borrower or such Subsidiary to obtain such authorization, consent, approval, permit or license and furnish the Bank with evidence thereof.

         7.11. EMPLOYEE BENEFIT PLANS. The Borrower will (a) promptly upon filing the same with the Department of Labor or Internal Revenue Service upon request of the Bank, furnish to the Bank a copy of the most recent actuarial statement required to be submitted under Section 103(d) of ERISA and Annual Report, Form 5500, with all required attachments, in respect of each Guaranteed Pension Plan and (b) promptly upon receipt or dispatch, furnish to the Bank any notice, report or demand sent or received in respect of a Guaranteed Pension Plan under Sections 302, 4041, 4042, 4043, 4063, 4065, 4066 and 4068 of
ERISA, or in respect of a Multiemployer Plan, under Sections 4041A, 4202, 4219, 4242, or 4245 of ERISA.

         7.12. DEPOSITORY BANK. The Borrower shall maintain its primary operating and depository bank accounts at the Bank. All collections of Accounts Receivable shall be promptly, and in any event within one (1) Business Day, be deposited into a cash collateral account at the Bank (it being understood that the Borrower may deposit certain of its collections into an account at a bank in Ithaca, New York, so long as each such deposit is transferred to an account maintained by the Bank within one (1) Business Day after the deposit is made in Ithaca). Amounts deposited into such cash collateral account will be credited the same day for the purpose of determining the availability of Revolving Credit Loans hereunder, but interest will continue to accrue on the Revolving Credit Loans paid thereby for one (1) Business Day after such deposit.

         7.13. GUARANTORS. The Borrower will cause each Subsidiary created, acquired or existing on or after the Closing Date to become a Guarantor promptly and shall cause such Subsidiary to execute and deliver to the Bank a Guaranty.

         7.14. ADDITIONAL SUBSIDIARIES. If, after the Closing Date, the Borrower or any of its Subsidiaries create or acquire, either directly or indirectly, any Subsidiary, the Borrower will promptly notify the Bank of such creation or acquisition, as the case may be, and take all other actions required by
Section 7.13 hereof.

7.15. FURTHER ASSURANCES. The Borrower will, and will cause each of its Subsidiaries to, cooperate with the Bank and execute such further instruments and documents as the Bank shall reasonably request to carry out to its satisfaction the transactions contemplated by this Credit Agreement and the other Loan Documents.

                 8. CERTAIN NEGATIVE COVENANTS OF THE BORROWER.

         The Borrower covenants and agrees that, so long as any Loan or Note is outstanding or the Bank has any obligation to make any Loans:

         8.1. RESTRICTIONS ON INDEBTEDNESS. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

                  (a) Indebtedness to the Bank arising under any of the Loan Documents;

                  (b) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

                  (c) Indebtedness existing on the date hereof and listed and described on Schedule 8.1 hereto;

                  (d) Indebtedness incurred after the date hereof, which is not directly or indirectly secured by any assets of the Borrower or any of its Subsidiaries, provided that the aggregate principal amount of such Indebtedness of the Borrower and its Subsidiaries that is incurred pursuant to this clause (d) in any fiscal year of the Borrower shall not exceed the aggregate amount of $150,000; and

                  (e) Indebtedness incurred in connection with the acquisition after the date hereof of any real or personal property by the Borrower or such Subsidiary or under any Capitalized or Synthetic Leases, provided, that the aggregate principal amount of such Indebtedness of the Borrower and its Subsidiaries shall not exceed the aggregate amount of $150,000 at any one time.

         8.2. RESTRICTIONS ON LIENS. The Borrower will not, and will not permit any of its Subsidiaries to, (a) create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; (e) sell, assign, pledge or otherwise transfer any "receivables" as defined in clause (g) of the definition of the term "Indebtedness," with or without recourse; or (f) enter into or permit to exist any arrangement or agreement, enforceable under applicable law, which directly or indirectly prohibits the Borrower or any of its Subsidiaries from creating or incurring any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest other than in favor of the Bank under the Loan Documents and other than customary anti-assignment provisions in leases and licensing agreements entered into by the Borrower or any such Subsidiary in the ordinary course of its business, provided that the Borrower or any of its Subsidiaries may create or incur or suffer to be created or incurred or to exist:

                  (i) liens in favor of the Borrower on all or part of the assets of Subsidiaries of the Borrower securing Indebtedness owing by Subsidiaries of the Borrower to the Borrower;

                  (ii) liens to secure taxes, assessments and other government charges in respect of obligations not overdue or liens on properties to secure claims for labor, material or supplies in respect of obligations not overdue;

                  (iii) deposits or pledges made in connection with, or to secure payment of, workmen's compensation, unemployment insurance, old age pensions or other social security obligations;

                  (iv) liens of carriers, warehousemen, mechanics and materialmen, and other like liens on properties in existence less than 90 days from the date of creation thereof in respect of obligations not overdue;

                  (v) encumbrances on Real Estate consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord's or lessor's liens under leases to which the Borrower or a Subsidiary of the Borrower is a party, and other minor liens or encumbrances none of which interferes materially with the use of the property affected in the ordinary conduct of business of the Borrower and its Subsidiaries or the value of such property, which defects and irregularities do not individually or in the aggregate have a materially adverse effect on the business or financial condition of the Borrower individually or of the Borrower and its Subsidiaries on a consolidated basis;

                  (vi) liens existing on the date hereof and listed on Schedule
         8.2 hereto;

                  (vii) purchase money security interests in or purchase money mortgages on real or personal property acquired after the date hereof to secure purchase money Indebtedness of the type and amount permitted by Section 8.1(e), incurred in connection with the acquisition of such property, which security interests or mortgages cover only the real or personal property so acquired and liens in favor of lessors under any Capitalized or Synthetic Lease on the assets subject to such Capitalized or Synthetic Lease permitted by Section 8.1(e); and

                  (vii) liens in favor of the Bank under the Loan Documents.

         8.3. RESTRICTIONS ON INVESTMENTS. The Borrower will not, and will not permit any of its Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments in:

                  (a) marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by the Borrower;

                  (b) demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $1,000,000,000;

                  (c) securities commonly known as "commercial paper" issued by a corporation organized and existing under the laws of the United States of America or any state thereof that at the time of purchase have been rated and the ratings for which are not less than "P 1" if rated by Moody's Investors Service, Inc., and not less than "A 1" if rated by Standard and Poor's Rating Group;

                  (d) Investments existing on the date hereof and listed on
         Schedule 8.3 hereto; and

                  (e) repurchase agreements with banks having total assets in excess of $1,000,000,000 with respect to Investments described in clauses (a), (b), and (c) of this Section 8.3, which repurchase agreements are fully secured by such Investments described in clauses (a), (b), and (c) of this Section 8.3.

         8.4. RESTRICTED PAYMENTS. Neither the Borrower nor any of its Subsidiaries will make any Restricted Payments; provided, that the Borrower or any of its Subsidiaries may pay dividends on up to 4,000 shares of Series B Preferred Stock, but only in the year in which such dividends accrue, and only so long as no Default or Event of Default has occurred and is continuing or would exist as a result thereof. The determination of whether a Default or an Event of Default would occur as a result of such Restricted Payment shall be made on a pro forma basis based upon the financial statements of the Borrower most recently delivered to the Bank prior to the date of such Restricted Payment as if such Restricted Payment had been made on the last day of such fiscal period covered by such financial statements. Prior to the making of any Restricted Payment, the Borrower shall deliver a certificate to the Bank signed by the Borrower's chief financial officer of the Borrower certifying (and setting forth such officer's calculation) that if the proposed Restricted Payment had been made on the last day of the fiscal period covered by the most recent financial statements of the Borrower delivered to the Bank, no breach of the financial covenants set forth in Section 9 hereof would have occurred hereunder. Notwithstanding the foregoing, even if the calculation on a pro forma basis does not indicate that a Restricted Payment would have caused a Default or an Event of Default, any breach of a financial covenant or other provision of this Credit Agreement by virtue of such Restricted Payment as determined by financial statements subsequently delivered hereunder, shall constitute a Default or Event of Default even if such Restricted Payment would not have resulted in a Default or Event of Default based upon such pro forma financial statement.

         8.5. MERGER, CONSOLIDATION AND DISPOSITION OF ASSETS.

                  8.5.1. MERGERS AND ACQUISITIONS. The Borrower will not, and will not permit any of its Subsidiaries to, become a party to any merger or consolidation, or agree to or effect any asset acquisition or stock acquisition (other than the acquisition of assets in the ordinary course of business consistent with past practices) without the prior written consent of the Bank, except the merger of two or more Subsidiaries of the Borrower into each other. No assets may be sold or transferred by the Borrower to any Subsidiary of the Borrower unless such Subsidiary pays to the Borrower in cash at the time of the transfer a purchase price equal to the fair market value of the assets transferred.

                  8.5.2. DISPOSITION OF ASSETS. The Borrower will not, and will not permit any of its Subsidiaries to, become a party to or agree to or effect any disposition of assets, other than the sale of inventory and the disposition of obsolete assets, in each case in the ordinary course of business consistent with past practices.

         8.6. SALE AND LEASEBACK. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby the Borrower or any Subsidiary of the Borrower shall sell or transfer any property owned by it in order then or thereafter to lease such property or lease other property that the Borrower or any Subsidiary of the Borrower intends to use for substantially the same purpose as the property being sold or transferred.

         8.7. COMPLIANCE WITH ENVIRONMENTAL LAWS. The Borrower will not, and will not permit any of its Subsidiaries to, (a) use any of the Real Estate or any portion thereof for the handling, processing, storage or disposal of Hazardous Substances, (b) cause to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances, (c) generate any Hazardous Substances on any of the Real Estate, (d) conduct any activity at any Real Estate or use any Real Estate in any manner so as to cause a release (i.e. releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping) or threatened release of Hazardous Substances on, upon or into the Real Estate or (e) otherwise conduct any activity at any Real Estate or use any Real Estate, in each case in any manner that would violate any Environmental Law or bring such Real Estate in violation of any Environmental Law.

         8.8. SUBORDINATED DEBT. The Borrower will not, and will not permit any of its Subsidiaries to, amend, supplement or otherwise modify the terms of any Capitalization Document, any Subordinated Debt or any documents evidencing any Subordinated Debt or, until after the Borrower has paid all of the Obligations in full, prepay, redeem or repurchase (or offer to prepay, redeem or repurchase) any Subordinated Debt or preferred stock.

         8.9. EMPLOYEE BENEFIT PLANS. Neither the Borrower nor any ERISA Affiliate will

                  (a) engage in any "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Code which could result in a material liability for the Borrower or any of its Subsidiaries; or

                  (b) permit any Guaranteed Pension Plan to incur an "accumulated funding deficiency", as such term is defined in Section 302 of ERISA, whether or not such deficiency is or may be waived; or

                  (c) to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the imposition of a lien or encumbrance on the assets of the Borrower or any of its Subsidiaries pursuant to Section 302(f) or Section 4068 of ERISA; or

                  (d) amend any Guaranteed Pension Plan in circumstances requiring the posting of security pursuant to Section 307 of ERISA or
         Section 401(a)(29) of the Code; or

                  (e) permit or take any action which would result in the aggregate benefit liabilities (with the meaning of Section 4001 of ERISA) of all Guaranteed Pension Plans exceeding the value of the aggregate assets of such Plans, disregarding for this purpose the benefit liabilities and assets of any such Plan with assets in excess of benefit liabilities.

         8.10. BUSINESS ACTIVITIES. The Borrower will not, and will not permit any of its Subsidiaries to, engage directly or indirectly (whether through Subsidiaries or otherwise) in any type of business other than the businesses conducted or contemplated by it on the Closing Date and in related businesses.

         8.11. FISCAL YEAR. The Borrower will not, and will not permit any of its Subsidiaries to, change the date of the end of its fiscal years from that set forth in Section 6.4.1.

         8.12. TRANSACTIONS WITH AFFILIATES. The Borrower will not, and will not permit any of its Subsidiaries to, engage in any transaction with any Affiliate (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Affiliate or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any such Affiliate has a substantial interest or is a stockholder, member, director, officer, trustee or partner, on terms more favorable to such Person than would have been obtainable on an arm's-length basis in the ordinary course of business.

         8.13. BANK ACCOUNTS. The Borrower will not, and will not permit any of its Subsidiaries to, (a) establish any bank accounts other than those accounts listed on Schedule 6.20, without the Bank's prior written consent or (b) deposit into any of the payroll accounts listed on Schedule 6.20 any amounts in excess of amounts necessary to pay current payroll obligations from such accounts.

         8.14. CONSIGNMENT. The Borrower will not, and will not permit any of its Subsidiaries to, consign any of its inventory or any other assets, unless arrangements reasonably satisfactory to the Bank have been made in order to perfect and protect the Bank's first priority security interest therein.

                     9. FINANCIAL COVENANTS OF THE BORROWER.

         The Borrower covenants and agrees that, so long as any Loan or Note is outstanding or the Bank has any obligation to make any Loans:

         9.1. LEVERAGE RATIO. The Borrower will not permit the Leverage Ratio as of the end of any fiscal quarter to exceed 1.75 to 1.0.

         9.2. DEBT SERVICE COVERAGE RATIO. The Borrower will not permit the Debt Service Coverage Ratio to be less than:

         1.25 to 1.00 for the fiscal quarter ending March 31, 2001;

         1.75 to 1.00 for the six-month period ending June 30, 2001;

         2.00 to 1.00 for the nine-month period ending September 30, 2001; and

         2.25 to 1.00 for the twelve-month period ending at the end of any fiscal quarter ending thereafter.

         9.3. MINIMUM TANGIBLE NET WORTH. The Borrower will not permit its Consolidated Tangible Net Worth to be less at the end of any fiscal quarter than the sum of (a) the Base Amount applicable to such quarter plus (b) the sum of the Net Income Additions to Net Worth for each fiscal year commencing after December 31, 2001.

         For the purposes of this Section 9.3, "Base Amount" means:

         PERIOD                                                BASE AMOUNT
         Quarter ending September 23, 2000                     $13,500,000

         Quarters ending December 31, 2000,
         March 31, 2001, and
         June 30, 2001                                         $12,750,000

         Quarters ending September 30, 2001
         and thereafter                                        $13,500,000

         For the purposes of this Section 9.3, "Net Income Additions to Net Worth" means, with respect to any fiscal year of the Borrower, 50% of the result of (i) Consolidated Net Income of the Borrower for such fiscal year, minus (ii) the amount of Distributions to shareholders distributed in cash as dividends upon the Series B Preferred Stock of the Borrower, provided, that not more than $280,000 may be deducted under this clause (ii) with respect to Distributions made in any single fiscal year; further provided, that if the Borrower does not have positive Consolidated Net Income with respect to a fiscal year, then the Net Income Additions to Net Worth with respect to such fiscal year shall be zero.

         9.4. CAPITAL EXPENDITURES. The Borrower will not permit its Capital Expenditures to exceed (a) $3,500,000 in the Borrower's 2000 fiscal year or (b) $3,000,000 in any fiscal year thereafter.

                             10. CLOSING CONDITIONS.

         The obligations of the Bank to make the initial Revolving Credit Loans shall be subject to the satisfaction of the following conditions precedent on or prior to the Closing Date:

         10.1. LOAN DOCUMENTS. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance reasonably satisfactory to the Bank and all conditions precedent to making the Loans shall have been satisfied. The Bank shall have received a fully executed copy of each such document.

         10.2. CERTIFIED COPIES OF CHARTER DOCUMENTS. The Bank shall have received from the Borrower and each of its Subsidiaries a copy, certified by a duly authorized officer of such Person to be true and complete on the Closing Date, of each of (a) its charter and other organizational documents as in effect on such date of certification, and (b) its by-laws as in effect on such date.

         10.3. CORPORATE ACTION. All corporate action necessary for the valid execution, delivery and performance by the Borrower and each of its Subsidiaries of this Credit Agreement and the other Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Bank shall have been provided to the Bank.

         10.4. INCUMBENCY CERTIFICATE. The Bank shall have received from the Borrower and each of its Subsidiaries an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of the Borrower or such Subsidiary, and giving the name and bearing a specimen signature of each individual who shall be authorized: (a) to sign, in the name and on behalf of the Borrower or such Subsidiary, each of the Loan Documents to which the Borrower or such Subsidiary is or is to become a party; (b) in the case of the Borrower, to make Loan Requests and Conversion Requests; and (c) to give notices and to take other action on its behalf under the Loan Documents.

         10.5. VALIDITY OF LIENS. The Security Documents shall be effective to create in favor of the Bank a legal, valid and enforceable first (except for Permitted Liens entitled to priority under applicable law) security interest in and lien upon the Collateral. All filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of the Bank to protect and preserve such security interests shall have been duly effected. The Bank shall have received evidence thereof in form and substance satisfactory to the Bank.

         10.6. PERFECTION CERTIFICATE AND UCC SEARCH RESULTS. The Bank shall have received from the Borrower a completed and fully executed Perfection Certificates and the results of UCC searches with respect to the Collateral, indicating no liens other than Permitted Liens and otherwise in form and substance satisfactory to the Bank.

         10.7. CERTIFICATES OF INSURANCE. The Bank shall have received a certificate of insurance from an independent insurance broker dated as of the Closing Date, identifying insurers, types of insurance, insurance limits, and policy terms, and otherwise describing the insurance obtained in accordance with the provisions of the Security Agreement.

         10.8. OPINION OF COUNSEL. The Bank shall have received a favorable legal opinion addressed to the Bank, dated as of the Closing Date, in form and substance satisfactory to the Bank, from Shipman and Goodwin LLP, counsel to the Borrower and its Subsidiaries.

         10.9. LESSOR'S AGREEMENT. Bank shall have obtained a Lessor's Agreement with respect to each location leased by Borrower.

         10.10. SUBCONTRACTOR AGREEMENTS. Bank shall have obtained a Subcontractor Agreement with respect to each subcontractor having possession of any Collateral.

         10.11. LITIGATION. There shall be no material litigation or proceeding pending or threatened with respect to the Borrower or any of its Subsidiaries before any court or agency which may, if adversely decided, have a material adverse affect on the financial condition, operations or prospects of the Borrower or the Borrower and its Subsidiaries taken as a whole.

         10.12. RELEASE. Bank shall have received evidence satisfactory to the Bank that all indebtedness owed by the Borrower to Fleet National Bank has been paid in full and that all liens and encumbrances securing such indebtedness have been released.

         10.13. PAYMENT OF FEES AND OTHER AMOUNTS. The Borrower shall have paid the Commitment Fee pursuant to Section 2.2 hereof, the expenses payable pursuant to Section 14.1 hereof, the $7,619.64 payable to the Bank for the initial field exam by the Bank prior to the date hereof, the $4,000 payable to the Bank for the inventory appraisal by the Bank prior to the date hereof, and all other fees and amounts payable by the Borrower hereunder on or before the Closing Date, provided that the Borrower will receive credit toward such amounts for the $6,000 paid by the Borrower to the Bank on account prior to the date hereof.

                        11. CONDITIONS TO ALL BORROWINGS.

         The obligations of the Bank to make any Loan including the Revolving Credit Loan, in each case whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

         11.1. REPRESENTATIONS TRUE; NO EVENT OF DEFAULT. Each of the representations and warranties of the Borrower or its Subsidiaries contained in this Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Credit Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of such Loan with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Credit Agreement and the other Loan Documents, and to the extent that such representations and warranties relate expressly to an earlier date) and no Default or Event of Default shall have occurred and be continuing.

         11.2. NO LEGAL IMPEDIMENT. No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the opinion of the Bank would make it illegal for the Bank to make such Loan.

         11.3. GOVERNMENTAL REGULATION. The Bank shall have received such statements in substance and form reasonably satisfactory to the Bank as the Bank shall require for the purpose of compliance with any applicable regulations of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System.

         11.4. PROCEEDINGS AND DOCUMENTS. All proceedings in connection with the transactions contemplated by this Credit Agreement, the other Loan Documents and all other documents incident thereto shall be satisfactory in substance and in form to the Bank and its counsel, and the Bank and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Bank may reasonably request.

                    12. EVENTS OF DEFAULT; ACCELERATION; ETC.

         12.1. EVENTS OF DEFAULT AND ACCELERATION. If any of the following events ("Events of Default" or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, "Defaults") shall occur:

                  (a) the Borrower shall fail to pay any principal of the Loans when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

                  (b) the Borrower or any of its Subsidiaries shall fail to pay any interest on the Loans, the commitment fee or other sums due hereunder or under any of the other Loan Documents when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

                  (c) the Borrower or any of its Subsidiaries shall fail to comply with any of the covenants contained in Sections 7.1, 7.2, 7.4, 7.5, 7.7, 7.9, 7.12, 7.13, 7.14, 8.1, 8.2, 8.3, 8.4, 8.5, 8.6,
         8.8, 8.13, 8.14 or 9;

                  (d) the Borrower or any of its Subsidiaries shall fail to perform for thirty (30) days any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this Section 12.1);

                  (e) any representation or warranty of the Borrower or any of its Subsidiaries in this Credit Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Credit Agreement shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

                  (f) the Borrower or any of its Subsidiaries shall fail to pay at maturity, or within any applicable period of grace, any other obligation for borrowed money, reimbursement obligations or credit received or in respect of any Capitalized Leases or any Subordinated Debt in any case having an amount outstanding in the aggregate in excess of $50,000, or shall fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound which evidences or secures borrowed money, reimbursement obligations or credit received or in respect of any Capitalized Leases, or any Subordinated Debt in any case having an amount outstanding in the aggregate in excess of $50,000, for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof;

                  (g) the Borrower or any of its Subsidiaries shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of the Borrower or any of its Subsidiaries or of any substantial part of the assets of the Borrower or any of its Subsidiaries or shall commence any case or other proceeding relating to the Borrower or any of its Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against the Borrower or any of its Subsidiaries and the Borrower or any of its Subsidiaries shall indicate its approval thereof, consent thereto or acquiescence therein or such petition or application shall not have been dismissed within forty-five (45) days following the filing thereof;

                  (h) a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating the Borrower or any of its Subsidiaries bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of the Borrower or any Subsidiary of the Borrower in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

                  (i) there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty days, whether or not consecutive, any final judgment against the Borrower or any of its Subsidiaries that, with other outstanding final judgments, undischarged, against the Borrower or any of its Subsidiaries exceeds in the aggregate $50,000;

                  (j) the holders of all or any part of any Subordinated Debt shall accelerate the maturity of all or any part of any Subordinated Debt or the Subordinated Debt shall be (or shall be required at such time to be) prepaid, redeemed or repurchased in whole or in part; or the Borrower or any of its Subsidiaries shall be or become required under any documents evidencing Subordinated Debt to prepay, redeem or repurchase (or shall be or become required thereunder to offer to prepay, redeem or repurchase) all or any part of such Subordinated Debt;

                  (k) if any of the Loan Documents shall be cancelled, terminated, revoked or rescinded or the Bank's security interests, mortgages or liens in a substantial portion of the Collateral shall cease to be perfected, or shall cease to have the priority contemplated by the Security Documents, in each case otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Bank, or any action at law, in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of the Borrower or any of its Subsidiaries party thereto or any of their respective stockholders, as the case may be, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

                  (l) the Borrower or any ERISA Affiliate incurs any liability to the PBGC or a Guaranteed Pension Plan pursuant to Title IV of ERISA in an aggregate amount exceeding $50,000, or the Borrower or any ERISA Affiliate is assessed withdrawal liability pursuant to Title IV of ERISA by a Multiemployer Plan requiring aggregate annual payments exceeding $50,000, or any of the following occurs with respect to a Guaranteed Pension Plan: (i) an ERISA Reportable Event, or a failure to make a required installment or other payment (within the meaning of Section 302(f)(1) of ERISA); provided that the Bank determines in its reasonable discretion that such event (A) could be expected to result in liability of the Borrower or any of its Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $50,000 and (B) could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC, for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan or for the imposition of a lien in favor of such Guaranteed Pension Plan; (ii) the appointment by a United States District Court of a trustee to administer such Guaranteed Pension Plan; or (iii) the institution by the PBGC of proceedings to terminate such Guaranteed Pension Plan;

                  (m) the Borrower or any of its Subsidiaries shall be enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting any material part of its business and such order shall continue in effect for more than thirty (30) days;

                  (n) Bart Shuldman or Richard L. Cote shall cease to remain active in the day-to-day senior management of the Borrower (including by reason of death or disability) and the Borrower shall fail to replace such person with other senior management acceptable to the Bank within thirty (30) days after such person ceases to remain active in the senior management of the Borrower;

                  (o) there shall have been a "Change of Control", as such term is defined in the Certificate of Designation of the Borrower with respect to its Series B Preferred Stock; or

                  (p) there shall have occurred or there shall exist any other event or circumstance pursuant to which, but for the provisions of this Credit Agreement, the Borrower would have the obligation to redeem or repurchase or to offer to redeem or repurchase the Series B Preferred Stock or Series A Preferred Stock of the Borrower,

         then, and in any such event, so long as the same may be continuing, the Bank may, by notice in writing to the Borrower declare all amounts owing with respect to this Credit Agreement, the Note and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in Sections 12.1(g) and (h), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Bank.

         12.2. TERMINATION OF REVOLVING CREDIT COMMITMENT. If any one or more of the Events of Default specified in Section 12.1(g) and (h) shall occur, any unused portion of the credit hereunder shall forthwith terminate and the Bank shall be relieved of all further obligations to make Loans to the Borrower. If any other Event of Default shall have occurred and be continuing, the Bank may, by notice to the Borrower, terminate the unused portion of the credit hereunder, and upon such notice being given such unused portion of the credit hereunder shall terminate immediately and the Bank shall be relieved of all further obligations to make Loans. No termination of the credit hereunder shall relieve the Borrower or any of its Subsidiaries of any of the Obligations.

         12.3. REMEDIES. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Bank shall have accelerated the maturity of the Loans pursuant to Section 12.1, the Bank, if owed any amount with respect to the Loans, may, proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to the Bank are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Bank. No remedy herein conferred upon the Bank is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

                                   13. SETOFF.

         Regardless of the adequacy of any collateral, during the continuance of any Event of Default, any deposits or other sums credited by or due from the Bank to the Borrower or any of its Subsidiaries and any securities or other property of the Borrower in the possession of the Bank may be applied to or set off by the Bank against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower to the Bank.

                        14. EXPENSES AND INDEMNIFICATION.

         14.1. EXPENSES. The Borrower agrees to pay (a) the reasonable costs of producing and reproducing this Credit Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any taxes (including any interest and penalties in respect thereto) payable by the Bank (other than taxes based upon the Bank's net income) on or with respect to the transactions contemplated by this Credit Agreement (the Borrower hereby agreeing to indemnify the Bank with respect thereto), (c) the reasonable fees, expenses and disbursements of the Bank's counsel or any local counsel to the Bank incurred in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, any amendments, modifications, approvals, consents or waivers hereto or hereunder requested by the Borrower, or the cancellation of any Loan Document upon payment in full in cash of all of the Obligations or pursuant to any terms of such Loan Document for providing for such cancellation (provided that the Borrower will not be responsible for more than $14,000 (plus expenses) of the fees of the Bank's counsel incurred prior to the Closing Date in connection with the preparation of the Loan Documents), (d) the fees, expenses and disbursements of the Bank or any of its affiliates incurred by the Bank or such affiliate in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, (e) any fees, costs, expenses and bank charges, including bank charges for returned checks, incurred by the Bank in establishing, maintaining or handling agency accounts, lock box accounts and other accounts for the collection of any of the Collateral; (f) all reasonable out-of-pocket expenses (including without limitation reasonable attorneys' fees and costs, which attorneys may be employees of the Bank, and reasonable consulting, accounting, appraisal, investment banking and similar professional fees and charges) reasonably incurred by the Bank in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or any of its Subsidiaries or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Bank's or the Bank's relationship with the Borrower or any of its Subsidiaries and (g) all reasonable fees, expenses and disbursements of the Bank incurred in connection with UCC searches, UCC filings or mortgage recordings.

         14.2. INDEMNIFICATION. The Borrower agrees to indemnify and hold harmless the Bank and its affiliates from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Credit Agreement or any of the other Loan Documents or the transactions contemplated hereby including, without limitation, (a) any actual or proposed use by the Borrower or any of its Subsidiaries of the proceeds of any of the Loans, (b) the reversal or withdrawal of any provisional credits granted by the Bank upon the transfer of funds from lock box, bank agency or concentration accounts or in connection with the provisional honoring of checks or other items, (c) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of the Borrower or any of its Subsidiaries comprised in the Collateral, (d) the Borrower or any of its Subsidiaries entering into or performing this Credit Agreement or any of the other Loan Documents or (e) with respect to the Borrower and its Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding, except to the extent that any of the foregoing are directly and primarily caused by the gross negligence or willful misconduct of the otherwise indemnified party. In litigation, or the preparation therefor, the Bank and its affiliates shall be entitled to select their own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of the Borrower under this Section 14.2 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law.

         14.3. SURVIVAL. The covenants contained in this Section 14 shall survive payment or satisfaction in full of all other Obligations.

               15. TREATMENT OF CERTAIN CONFIDENTIAL INFORMATION.

         The Bank agrees, on behalf of itself and each of its affiliates, directors, officers, employees and representatives, to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of the same nature and in accordance with safe and sound banking practices, any non-public information supplied to it by the Borrower or any of its Subsidiaries pursuant to this Credit Agreement that is identified by such Person as being confidential at the time the same is delivered to the Bank, provided that nothing herein shall limit the disclosure of any such information (a) after such information shall have become public other than through a violation of this Section 15, (b) to the extent required by statute, rule, regulation or judicial process, (c) to counsel for the Bank, (d) to bank examiners or any other regulatory authority having jurisdiction over the Bank, or to auditors or accountants, (e) in connection with any litigation to which the Bank is a party, or in connection with the enforcement of rights or remedies hereunder or under any other Loan Document, (f) to a Subsidiary or affiliate of the Bank so long as such entity agrees to be bound by the provisions of Section 17.3 or (g) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant agrees to be bound by the provisions of Section 17.3.

                         16. SURVIVAL OF COVENANTS, ETC.

         16.1. SURVIVAL OF COVENANTS. All covenants, agreements, representations and warranties made herein, in the Note, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto, including the covenant and agreement of the Borrower to pay the Obligations when due (a) shall be deemed to have been relied upon by the Bank, notwithstanding any investigation heretofore or hereafter made by the Bank, and (b) shall survive the making by the Bank of any of the Loans as herein contemplated, and shall continue in full force and effect so long as any amount due under this Credit Agreement or the Note or any of the other Loan Documents remains outstanding or the Bank has any obligation to make any Loans, and for such further time as may be otherwise expressly specified in this Credit Agreement. All statements contained in any certificate or other paper delivered to the Bank at any time by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower or such Subsidiary hereunder.

         16.2. NO MARSHALLING. The Bank shall not be required to marshal any present or future claims, rights, or remedies which it has or may have against the Borrower or any of its Subsidiaries in respect of the Obligations (or any of them) of the Borrower under this Agreement, or to resort to such claims, rights, or remedies in any particular order. To the extent that it lawfully may, Borrower hereby agrees that it will not invoke any law which might cause delay in or impede the enforcement of the rights of the Bank under this Agreement or any other Loan Document, and to the fullest extent it lawfully may, Borrower hereby irrevocably waives the benefits of all such laws.

                        17. ASSIGNMENT AND PARTICIPATION.

         17.1. CONDITIONS TO ASSIGNMENT BY BANK. The Bank may assign all or a portion of its interests, rights and obligations under this Credit Agreement, including all or a portion of the Revolving Credit Commitment and the same portion of the Loans at the time owing to it and the Note held by it at any time.

         17.2. PARTICIPATIONS. The Bank may sell participations to one or more banks or other entities in all or a portion of the Bank's rights and obligations under this Credit Agreement and the other Loan Documents; provided that any such sale or participation shall not affect the rights and duties of the Bank hereunder to the Borrower.

         17.3. DISCLOSURE. The Borrower agrees that in addition to disclosures made in accordance with standard and customary banking practices the Bank may disclose information obtained by the Bank pursuant to this Credit Agreement to assignees or participants and potential assignees or participants hereunder; provided that such assignees or participants or potential assignees or participants shall agree (a) to treat in confidence such information unless such information otherwise becomes public knowledge, (b) not to disclose such information to a third party, except as required by law or legal process and upon prior notice to the Borrower (provided that the failure to provide such notice in no way exposes the Bank to any liability whatsoever) and (c) not to make use of such information for purposes of transactions unrelated to such contemplated assignment or participation.

         17.4. ASSIGNMENT BY BORROWER. The Borrower shall not assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of the Bank.

                                18. NOTICES, ETC.

         Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required to be given pursuant to this Credit Agreement or the Note shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telegraph or facsimile and confirmed by delivery via courier or postal service, addressed as follows:

                  (a) if to the Borrower, at Seven Laser Lane, Wallingford, Connecticut 06492, Attention: Richard L. Cote, fax number 203-949-9048, or at such other address or fax number for notice as the Borrower shall last have furnished in writing to the Person giving the notice; and

                  (b) if to the Bank, at CityPlace II, 5th Floor, 185 Asylum Street, Hartford, Connecticut 06103, Attention: Charles C. Thomas, Vice President, fax number 860-692-1630, or such other address or fax number for notice as the Bank shall last have furnished in writing to the Person giving the notice.

         Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the sending of such facsimile and
(ii) if sent by registered or certified first-class mail, postage prepaid, on the fourth Business Day following the mailing thereof.

                               19. GOVERNING LAW.

         THIS CREDIT AGREEMENT AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE STATE OF CONNECTICUT AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE OF CONNECTICUT (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OF LAW OR CHOICE OF LAW). THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF CONNECTICUT OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN SECTION 18. THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

                                  20. HEADINGS.

         The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

                                21. COUNTERPARTS.

         This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought. A facsimile of an executed counterpart of this Credit Agreement or any other Loan Document shall have the same effect as the original executed counterpart.

                           22. ENTIRE AGREEMENT, ETC.

         The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in Section 24.

                      23. WAIVER OF JURY TRIAL; PJR WAIVER.

         The Borrower and the Bank hereby waive their right to a jury trial with respect to any action or claim arising out of any dispute in connection with this Credit Agreement, the Note or any of the other Loan Documents, any rights or obligations hereunder or thereunder or the performance of such rights and obligations. The Borrower hereby waives any right it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages.

         The Borrower also waives its rights to notice and hearing to the extent allowed by any law or regulation with respect to any prejudgment remedy which holder may desire to use, and further waive its rights to request that holder post a bond, with or without surety, to protect Borrower against damages that may be caused by any prejudgment remedy sought or obtained by the Bank. Borrower further waives diligence, demand, presentment for payment, notice of nonpayment, protest and notice of protest, and notice of any renewals or extensions of the Obligations.

         The Borrower (a) certifies that no representative, agent or attorney of the Bank has represented, expressly or otherwise, that the Bank would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that the Bank has been induced to enter into this Credit Agreement, the other Loan Documents to which it is a party by, among other things, the waivers and certifications contained herein.

                     24. CONSENTS, AMENDMENTS, WAIVERS, ETC.

         Any consent or approval required or permitted by this Credit Agreement to be given by the Bank may be given, and any term of this Credit Agreement, the other Loan Documents or any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower or any of its Subsidiaries of any terms of this Credit Agreement, the other Loan Documents or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrower and the written consent of the Bank. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Bank in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

                               25. NO OFFSET, ETC.

         All payments by the Borrower hereunder shall be made without setoff or counterclaim and free and clear of and without deduction for any foreign or domestic taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restriction or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is required by law to make such deduction or withholding. Except as otherwise expressly provided in this Section 25, if any such obligation is imposed upon Borrower with respect to any amount payabLE By it hereunder or under any of the other Loan Documents, the Borrower will pay to the Bank, on the date on which such amount is due and payable hereunder or under such other Loan Documents, such additional amount in Dollars as shall be necessary to enable the Bank to receive the same net amount which the Bank would have received on such due date had no such obligation been imposed upon the Borrower. The Borrower will deliver promptly to the Bank, certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document.

                                26. SEVERABILITY.

         The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction.

         IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as of the date first set forth above.

                                      TRANSACT TECHNOLOGIES INCORPORATED



                                      By:  /s/ Richard L. Cote
                                          --------------------------------------
                                           Richard L. Cote
                                           Its Executive Vice President and
                                              Chief Financial Officer

                                      WEBSTER BANK



                                      By:  /s/ Charles C. Thomas VP
                                          --------------------------------------
                                           Charles C. Thomas
                                           Its Vice President